UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.       )

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☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Sonoco Products Company
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sonoco Products Company

1 North Second Street Hartsville, South Carolina 29550 US

March 8, 2021

To Our Shareholders:

You are cordially invited to participate in our Annual Shareholders’ Meeting on Wednesday, April 21, 2021, starting at 11:00 a.m. (Eastern Time).

Due to the public health impact of the coronavirus (COVID-19), and to support the health, safety and well-being of our associates and shareholders, the meeting will be held with limited seating available at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina. Shareholders will also be able to electronically attend the meeting using instructions found within the attached Proxy Statement under the caption “How to Attend the Annual Shareholders’ Meeting” on page 5. Shareholders of record will be allowed to vote and will be given an opportunity to ask questions of general interest to all shareholders.

To attend in person, you must contact Sonoco at +843-339-6511 in advance to reserve available seating. Attendees will be required to go through a health screening, wear a mask at all times, practice social distancing and follow all CDC protocols while at the theater.

We have enclosed a Notice of 2021 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting. We have also enclosed a copy of our 2020 Annual Report, which reviews the Company’s performance and discusses our strategy and outlook.

As always, we strongly encourage you to complete the enclosed proxy card or voting instruction form and return it in the enclosed business reply envelope or follow the telephone or Internet voting instructions. Your vote is important and is greatly appreciated.

John R. Haley

Chairman

SONOCO 2021 PROXY STATEMENT          1

Notice of 2021 Annual Meeting of Shareholders	4	Executive Compensation	24
Proxy Statement	5	Compensation Discussion and Analysis	24
Information Concerning the Solicitation		Compensation Committee Report	40
Information About Board Refreshment and Diversity	8	Compensation Risk Review	40
and Experience of Directors and Nominees		Summary Compensation Table	41
Proposal 1: Election of Directors	9	2020 Grants of Plan-based Awards	43
Corporate Governance	13	Outstanding Equity Awards at 2020 Fiscal Year-end	44
Environment, Social and Governance Oversight	13	2020 Option Exercises and Stock Vested	46
Human Capital Management	13	2020 Pension Benefits	47
Shareholder Engagement	14	2020 Nonqualified Deferred Compensation	50
Director Independence Policies	14	Potential Benefits Payable Immediately Upon	54
Majority Withheld – Director Resignation Policy	14	Certain Separation Events
Board Leadership Structure, Executive Sessions of	15	Pay Ratio	55
Non-management Directors and Lead Director		Director Compensation	56
Director Nomination Process	15	2020 Director Compensation Table	57
Proxy Access By-law	15	Non-employee Directors’ Outstanding Equity	59
Communications with the Board of Directors	16	Awards at 2020 Fiscal Year-end
Corporate Governance Guidelines and Code	16	Audit Committee Report	60
of Business Conduct and Ethics		Independent Registered Public Accounting Firm	61
Board Meetings and Committees of the Board	16	Proposal 2: Ratification of Independent Registered	62
Annual Performance Evaluation of the Board	18	Public Accounting Firm
The Board’s Role in the Risk Management Process	18	Proposal 3: Advisory (Non-binding) Resolution	62
Compensation Committee Interlocks	19	to Approve Executive Compensation
and Insider Participation		Proposal 4: Board of Directors’ Proposal to Amend	63
Related Party Transactions	20	the Articles of Incorporation to Give Shareholders
Security Ownership of Certain Beneficial Owners	21	the Right to Request that the Company Call a
Section 16(a) Beneficial Ownership	21	Special Meeting of Shareholders
Reporting Compliance		Proposal 5: Advisory (Non-binding) Shareholder	65
Security Ownership of Management	22	Proposal Regarding a Majority Voting Standard
		for the Election of Directors
		Incorporation by Reference	66
		Shareholder Proposals for Next Annual Meeting	66
		Delivery of Documents to Shareholders Sharing	67
		an Address
		Electronic Access to Annual Meeting Materials	67
		Other Matters	67
		Appendix 1 – Proposed Amendment to the	68
		Articles of Incorporation

SONOCO 2021 PROXY STATEMENT          3

Sonoco Products Company

1 North Second Street Hartsville, South Carolina 29550 US

TIME	11:00 a.m. (Eastern Time) on Wednesday, April 21, 2021

PLACE	The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PROPOSALS	Proposal 1: Election of Directors;

Proposal 2: Ratification of independent registered public accounting firm;

Proposal 3: Advisory (non-binding) resolution to approve executive compensation;

Proposal 4: Board of Directors’ proposal to amend the Articles of Incorporation to give shareholders the right to request that the Company call a special meeting of shareholders;

Proposal 5: Advisory (non-binding) shareholder proposal regarding a majority voting standard for the election of directors; and

Transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	You may vote only if you were a shareholder of record at the close of business on February 24, 2021.

ANNUAL REPORT	We have enclosed a copy of the 2020 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING	It is important that your shares be represented and voted at the meeting.

If you hold your shares in your own name as a record shareholder, please vote in one of these three ways:

(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States;

(2) VISIT THE WEBSITE shown on your proxy card and vote via the Internet; or

(3) MARK, SIGN, DATE, AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If your shares are held in street name by a broker, bank, or other nominee, please follow the instructions that entity sent to you with these proxy materials to have your shares voted at the Annual Meeting.

By order of the Board of Directors,

John M. Florence, Jr. Secretary March 8, 2021

4          SONOCO 2021 PROXY STATEMENT

Sonoco Products Company

1 North Second Street Hartsville, South Carolina 29550 US

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 21, 2021, at 11:00 a.m. (Eastern Time) at The Center Theater, 212 North Fifth Street, Hartsville, SC, and at any adjournment or postponement of the meeting. The proxy materials are first being mailed on or about March 17, 2021.

How to attend the Annual Shareholders’ Meeting

Shareholders Holding Registered Shares at Continental Stock Transfer and Trust Remote Attendance

On the date of the Annual Shareholders’ Meeting visit the site: http://cstproxy.com/sonoco/2021.

Enter your Control Number found on your proxy card, followed by your name and email address.

If you do not have your control number, you may contact Continental Stock Transfer by phone at +917-262-2373, or email proxy@continentalstock.com.

During the meeting, you will be able to vote using your Control Number found on your proxy card and / or ask questions of general interest to all shareholders.

Shareholders Holding Shares in Street Name by a Broker, Bank, or Other Nominee Remote Attendance

Prior to the Annual Shareholders’ Meeting, contact Continental Stock Transfer and Trust at +917-262-2373, or email proxy@continentalstock.com to obtain a Control Number. If you wish to vote during the meeting, you must obtain a legal proxy from your bank, broker or other nominee. Please allow up to 72 hours for the processing of a Control number and note that proof of ownership will be required.

On the date of the Annual Shareholders’ Meeting visit the site: http://cstproxy.com/sonoco/2021.

Enter the Control Number received from Continental Stock Transfer and Trust, followed by your name and email address.

Listen Only Telephone Attendance

If you do not have internet capabilities or wish to join via telephone, you can join the Annual Shareholders’ Meeting in listen only mode by dialing 1 888-965-8995 in the U.S. or Canada or at +1 415-655-0243 outside the U.S. and Canada (standard rates apply). When prompted enter the pin number 24371962#. This is listen-only function and you will not be able to vote or ask questions during the meeting.

In Person Attendance

To attend in person, you must contact Sonoco at +843-339-6511 in advance to reserve available seating. Seating is limited due to health safety standards and is reserved on a first come first served basis. Attendees will be required to go through a health screening, wear a mask at all times, practice social distancing and follow all other CDC protocols while at the theater.

How a Quorum Will Be Established

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions, or are a record shareholder and attend the meeting, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank, or nominee who holds shares in street name for a beneficial owner attends the meeting in person, or by proxy, but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal, and has not received voting instructions from the beneficial owner.

SONOCO 2021 PROXY STATEMENT          5

Information Concerning the Solicitation

Who May Vote	Actions of the Proxy Agents

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder on February 24, 2021. At the close of business on February 24, 2021, a total of xxx,xxx,xxx shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.	If you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares according to the following recommendations of the Board of Directors:

How to Vote Shares Held Directly

If you hold your shares in your own name as a record shareholder through our transfer agent, Continental Stock Transfer and Trust, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options:

Proposal 1 – FOR all nominees for director,

Proposal 2 – FOR ratification of the selection of PwC LLP as our independent registered public accounting firm,

Proposal 3 – FOR the advisory (non-binding) resolution on executive compensation,

Proposal 4 – FOR the Board of Directors’ proposal to amend the Articles of Incorporation to give shareholders the right to request that the Company call a special meeting of shareholders, and

Proposal 5 – AGAINST the advisory (non-binding) shareholder proposal regarding a majority voting standard for the election of directors.

The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting, or any adjournment or postponement thereof. At present, the Board of Directors does not know of any other such matters.

Telephone - You may vote by telephone (if you live in the United States) using the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (EDT) on April 20, 2021. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Internet - You may vote through the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (EDT) on April 20, 2021. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.

How to Vote Shares Held in Street Name by a Broker,
Bank, or Other Nominee

If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your broker, bank, or other nominee. For matters that are considered “routine” in nature, brokers have discretionary authority to vote on behalf of the shareholder. The only routine proposal for consideration at the Annual Meeting is Proposal 2, the ratification of the independent registered public accounting firm. Brokers may vote on this matter even if you have not provided voting instructions.

Your broker, bank, or other nominee is not permitted to vote on Proposal 1 or Proposals 3 through 5 unless you provide voting instructions. Therefore, if you hold your shares in street name and do not return a voting instruction form, or if you return a voting instruction form but do not indicate how you want your broker, bank, or other nominee to vote on any of these matters, a broker non-vote will occur with respect to such matters.

If you wish to vote at the meeting and your shares are held in street name by a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting and present it to the Secretary of the Company at the meeting.

Mail - If you choose to vote by mail, please mark the enclosed proxy card, sign and date it, and return it in the enclosed postage-paid envelope. Votes must be received by 7pm (EDT) on April 20, 2021.

6          SONOCO 2021 PROXY STATEMENT

Information Concerning the Solicitation

How Votes Will Be Counted

Proposal 1:

Election of Directors

Directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there are the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors (including broker non-votes) will have no effect on the outcome of the election. Cumulative voting is not permitted.

Proposal 2:

Ratification of Independent Registered Public
Accounting Firm

The ratification of the independent registered public accounting firm will be approved if the votes cast in favor exceed the votes cast against the matter. Abstentions or shares that are not voted will have no effect on the outcome of the matter.

Proposal 3:

Advisory (Non-binding) Resolution to Approve
Executive Compensation

The vote will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. However, the vote is non-binding on us and our Board of Directors. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter.

Proposal 4:

Board of Directors’ Proposal to Amend the Articles of Incorporation to Give Shareholders the Right to Request that the Company Call a Special Meeting of Shareholders

The vote will be approved only if at least 66 2/3% of the shares of our common stock entitled to be cast are voted in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Proposal 5:

Advisory (Non-binding) Shareholder Proposal Regarding a Majority Voting Standard for the Election of Directors

The vote will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter. Because the proposal is non-binding, its effect will be to inform the Board of Directors of the preferences of shareholders casting votes on the proposal

Other Matters

Any other matter that may be brought before the meeting will be approved according to our By-laws, Articles of Incorporation and other governing documents if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of such matters.

How to Revoke your proxy	Cost of this Proxy Solicitation

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

• by giving notice of revocation at the Annual Meeting;

• by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 US, written instructions revoking your proxy; or

• by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank, or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank, or other nominee who holds your shares.

We will pay the cost of this proxy solicitation. Morrow Sodali LLC, will assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares. We have agreed to a fee of approximately $6,500 plus out-of-pocket expenses. Morrow Sodali LLC may be contacted at Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902.

In addition to soliciting proxies by mail, we expect that some of our officers, directors, and regular employees will solicit proxies by telephone, fax, email, or personal contact. None of these officers, directors or employees will receive any additional or special compensation for doing this.

SONOCO 2021 PROXY STATEMENT          7

Information About Board Refreshment and Diversity and Experience of Directors and Nominees

We believe the combined business and professional experience of our directors, and their various areas of expertise, make them a useful resource to the Board and management and qualifies each of them for service on our Board. Additionally, the business and personal experience, gender, racial, cultural, and geographic diversity of our directors affords a broad range of perspectives as they consider, discuss, and act on the issues and challenges that face our Company.

Commitment to Board Refreshment and Varying Degrees of Director Tenure – Depth of Institutional Experience

We recognize the importance of refreshing our Board with diverse, experienced leaders. Since 2018, the Board has added five new members, including Theresa Drew, formerly Managing Partner of the Carolinas practice of Deloitte (a global accounting and professional services firm), added in 2018; Lloyd Yates, formerly a senior executive of Duke Energy (one of the nation’s largest utilities), added in 2019; Robert Hill, Jr., former Chief Executive Officer of South State Corporation (Florida-based regional bank holding company), added in 2019; and Eleni Istavridis, formerly a senior executive with Bank of New York Mellon in Hong Kong, added in 2020. These new members demonstrate the Board’s commitment to refreshment with independent nominees who provide experience and perspective to advance our business strategy. Following our long-standing tradition of having our Chief Executive Officer serve on the Board, Howard Coker, our President and Chief Executive Officer, joined the Board in 2020. We believe this tradition facilitates continuity and effective communication between management and the Board.

We also believe it is important to have varying degrees of tenure on our Board. We currently have four directors with 10 years’ or more experience, five directors with between five and 10 years’ experience, and six directors with four or fewer years’ experience serving on our Board. During their tenures, our longer serving directors have gained considerable institutional knowledge about our Company and its operations, which has made them effective directors. Because our Company’s operations and business structure are relatively complex, continuity of service and the development and retention of institutional knowledge help make our Board more efficient and effective at advising us regarding our long-range strategic plans, goals and objectives, as well as any immediate issues, than would be the case if there were frequent complete turnover in Board membership. The experience of our more tenured directors provides specific, historical perspective and context relating to our strengths and weaknesses, while periodic Board refreshment allows our Board the opportunity to consider new ideas, perspectives, and processes.

Long-standing Commitment to Board Diversity

We are very intentional about our long-standing commitment to gender, racial and cultural board diversity and independence. Our current Board has a diversity rate of 43% in these categories. We first elected a woman to our Board in 1995, and currently have four women on our Board. We first elected an African American to our Board in 1993, and currently have one African American on our Board and one Asian Indian director. For well over two decades, our Board has included women, minorities and culturally diverse members. In addition, we seek geographic diversity in our directors. Nearly all of our directors live outside South Carolina, and one director lives in Europe, where the Company generates nearly 20% of its revenues. This diversity helps bring more global business perspective to our Board.

Investment and Financial, Manufacturing,
International and Accounting Experience

We also consider diversity of a potential director’s skill sets and business and personal experience, and we have historically selected directors with business backgrounds from global manufacturing and professional services such as accounting, financial, legal, and academia. In addition to their other qualifications, six of our directors have experience as executive officers of manufacturers, with financial and operational experience on all levels of their businesses, which provides them with differing and insightful perspectives about the manufacturing sector and the issues that confront manufacturers. Five of our directors have banking and/or investment experience, which provides them with valuable instincts and insights into financial matters that affect our Company. Four of our directors have international business experience, which is extremely important to us as a global company. Three of our directors are certified public accountants, two of whom have been partners with major global accounting firms, and two of our directors are academics with backgrounds in the business schools at major universities. As a retired executive officer of a major electric utility, one of our newest directors brings us unique perspectives on one of our most significant operational issues. Most of our directors also serve or have previously served on the boards of other public companies, which provides them with a further understanding of the regulatory environment in which public companies operate. Our Board derives strength and depth from this varied business experience.

8          SONOCO 2021 PROXY STATEMENT

Proposal 1: Election of Directors

The Corporate Governance and Nominating Committee has recommended the below fourteen directors to stand for election for terms of one year, ending at the 2022 Annual Shareholders Meeting. The Board of Directors consists of fourteen members all of which are elected annually. This year, Eleni Istavridis is nominated for election to the Board for the first time. Ms. Istavridis was recommended to the Corporate Governance and Nominating Committee by our Lead Director. The proxy agents intend to vote FOR the election of the fourteen persons below unless you withhold authority to vote for any or all nominees.

The Board of Directors recommends that you vote FOR each of the following nominees.

R. Howard Coker, 58 Board member since 2020	Dr. Pamela L. Davies, 64 Board member since 2004
Mr. Coker has been President and Chief Executive Officer of Sonoco Products Company since 2020. Prior to his appointment to these positions, he served as Senior Vice President, Global Paper and Industrial Converted Products from 2019 to 2020; as Senior Vice President, Rigid Paper & Closures and Paper/Engineered Carriers International from 2017 to 2018;	Dr. Davies has been President Emerita and Professor of Strategy at Queens University of Charlotte (institution of higher learning), Charlotte, NC, since 2019 after serving as President of the institution from 2002 to 2019. Previously, she was Dean of the McColl School of Business at Queens University of Charlotte and Dean of the Lebow College of Business at Drexel University. She is currently a director of The Cato Corporation, YMCA of the USA, as Group Vice President, Global Rigid Paper &Closures, & Paper & Industrial Converted Products, EMEA, Asia, Australia / New Zealand from 2015 to 2017. Prior to 2015, he served as Group Vice President, Global Rigid Paper & Plastics; as Vice President, Global Rigid Paper & Closures; Vice President & General Manager, Rigid Paper & Closures, N.A.; and as Division Vice President and General Manager, Rigid Paper & Closures. Mr. Coker joined Sonoco in 1985. Mr. Coker is the brother-in-law of J.R. Haley, Chairman of our Board of Directors.

Sonoco’s Board believes Mr. Coker is qualified to serve as a director based on his strong operating acumen, diverse experience, deep connection within the organization and his leadership style and vision for the Company as proven over his 36 years of service. He has played a significant role in the development of our global Industrial and Consumer businesses and has built an outstanding track record of growth and improved business operations.

Atrium Health and the Center for Creative Leadership. She also serves on the board of trustees of the Duke Endowment. She was previously a director of Family Dollar Stores, Inc., Charming Shoppes and C&D Technologies, Inc.

Sonoco’s Board believes Dr. Davies is qualified to serve as a director based on the experience described above, as well as the financial and strategic planning expertise, broad leadership ability, global perspective, and strong business academic viewpoint derived from her service as president of a university and former dean of its business school. Her past experience on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

SONOCO 2021 PROXY STATEMENT          9

Proposal 1: Election of Directors

Theresa J. Drew, 63 Board member since 2018	John R. Haley, 59 Board member since 2011 Chairman of the Board since 2019
Ms. Drew retired in 2019 as the managing partner of the Carolinas practice of Deloitte, (a global accounting and professional services firm), Charlotte, NC where she had served in various roles since 1979. She is a Certified Public Accountant. Ms. Drew serves on the board of The Cato Corporation. She is also a member of the Board of Trustees of The University of North Carolina at	Mr. Haley has served as Chief Executive Officer of Gosiger, Inc., (a privately owned distributor of computer-controlled machine tools and factory automation systems), Dayton, OH, since 2010. He previously served as Managing Partner and as a Division Vice President. Mr. Haley is currently a director of Ultra-met Carbide Technologies and the Gosiger Foundation. Mr. Haley is the brother-in-law of R.H. Coker, our President

Charlotte, Chairman of the Board of the YMCA of Greater Charlotte and a board member of the Carolinas Chapter of NACD.

Sonoco’s Board believes Ms. Drew is qualified to serve as a director based on her over forty years of accounting experience with Deloitte, which has provided her with in-depth financial, auditing and accounting experience related to various businesses and industries, as well as senior leadership experience.

Ms. Drew is currently an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

and Chief Executive Officer.

Sonoco’s Board believes Mr. Haley is qualified to serve as a director based on the experience described above, which has provided him extensive executive leadership experience in the manufacturing sector. His related experience in corporate finance also provides a valuable resource for our Board and he currently serves as our Chairman.

Philippe Guillemot, 61 Board member since 2017	Robert R. Hill, Jr., 54 Board member since 2019
Mr. Guillemot has been Chief Executive Officer of Elior Group (catering and support services industry), Paris France, since 2017 and was elected to their board of directors in 2018. He was formerly Chief Operating Officer of Alcatel-Lucent SA, Boulogne-Billancourt, France, from 2013 to 2016, prior to its acquisition by Nokia Oyj in 2016. Prior to 2016, he was Chief Executive Officer and	Mr. Hill has been Executive Chairman of South State Corporation (a regional banking company with assets of approximately $38 billion with offices across the southeast), Columbia, SC since 2020. He previously served as Chief Executive Officer from 2004 to 2020 and was President and Chief Operating Officer from 1999 to 2004. Mr. Hill joined South State in 1995.

director of Europcar Group, Chairman and Chief Executive Officer of Areva Transmission & Distribution (T&D), Group Executive Vice President of Faurecia SA, Group Vice President of Valeo and held several global executive positions with Michelin. Mr. Guillemot was previously a director of Constellium NV from 2013 to 2019.

Sonoco’s Board believes Mr. Guillemot is qualified to serve as a director based on the experience described above, which has provided a wealth of executive leadership experience. His current and prior service as an executive officer and director of other public manufacturing companies provides him with valuable corporate governance, financial and regulatory knowledge. Mr. Guillemot’s global experience and leadership are especially valuable with respect to our operations in Europe where we have a significant footprint.

Mr. Hill currently serves as Vice Chairman of the University of South Carolina Development Foundation. He previously served on the board of the Federal Reserve Bank of Richmond and has served as its Audit Committee chair.

Sonoco’s Board believes Mr. Hill is qualified to serve as a director based on his experience described above, and his other public company board experience, chief executive officer experience, and in-depth knowledge of the financial industry and merger and acquisition activity.

10          SONOCO 2021 PROXY STATEMENT

Proposal 1: Election of Directors

Eleni Istavridis, 63 Board member since October 2020	Blythe J. McGarvie, 64 Board member since 2014
Ms. Istavridis served as Executive Vice President and Head of Investment Services for Asia Pacific at Bank of New York Mellon (a corporate investment banking company) until her retirement in 2015. While at BNY Mellon, she served as a member of the Operating Committee, Investment Services Executive Committee and Asia Pacific Executive Committee. Prior to that, she served as Managing Partner and Investment	Ms. McGarvie taught accounting at Harvard Business School in the full-time MBA program and continues to write for the NACD online journal and host webinars on corporate governance topics. She founded and was Chief Executive Officer of Leadership for International Finance, LLC, and was Chief Financial Officer of BIC Group and Hannaford Bros. Co. Ms. McGarvie is a

Committee Member of Adept Capital Partners and President and Chief Operating Officer of Tristate Holdings, a Hong Kong-based apparel manufacturing company. Earlier in her career, she held senior leadership positions at Deutsche Bank and Bankers Trust in Asia from 1994 to 2000.

Sonoco’s Board believes Ms. Istavridis is qualified to serve as a director based on her wealth of experience in banking, manufacturing and business development, and her extensive experience working in Asia, which is an important region for Sonoco’s growth.

Certified Public Accountant. She is currently a director of Apple Hospitality REIT, Inc., LKQ Corporation and Wawa, Inc. (privately held). She was previously a director of Accenture plc from 2001 to 2017, Viacom, Inc. from 2007 to 2017, Travelers Insurance, Pepsi Bottling Group and Lafarge NA.

Sonoco’s Board believes Ms. McGarvie is qualified to serve as a director based on the experience described above, which has provided her significant financial, technological and general leadership expertise. Her service on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

Richard G. Kyle, 55 Board member since 2015	James M. Micali, 73 Board member since 2003
Mr. Kyle has been President and Chief Executive Officer of The Timken Company (a manufacturer of bearings, transmissions, gearboxes, motors, lubrication systems, and chain), North Canton, OH, since 2014. He was previously Chief Operating Officer, Bearings and Power Transmissions Group, Group President, Aerospace and Steel, and President, Aerospace and Mobile Industries. Mr. Kyle joined Timken in 2006, and was	Mr. Micali has been a member and limited partner of Azalea Fund III since 2008 and Azalea Fund IV since 2014 of Azalea Capital LLC (private equity firm), Greenville, SC. He previously served as “Of Counsel” with Ogletree Deakins LLC (law firm), Greenville, SC. He retired as Chairman and President of Michelin North America, Inc., Greenville, SC, in 2008, and then served as a consultant elected to its board of directors in 2013. Prior to joining Timken, he held management positions with Cooper Industries and Hubbell, Inc.

Sonoco’s Board believes Mr. Kyle is qualified to serve as a director based on the experience described above, and his broad operational leadership expertise gained in global manufacturing organizations. As a member of the board of The Timken Company, he also brings a valuable understanding of regulatory and corporate governance issues.

to Michelin through 2009. Mr. Micali currently serves as a non-executive director of several private companies, and served as a trustee of Lake Forest College, Lake Forest, IL from 2017 to 2019. He is a former director of SCANA Corporation from 2007 to 2017, Lafarge North America and Ritchie Bros. Auctioneers, Incorporated.

Sonoco’s Board believes Mr. Micali is qualified to serve as a director based on the experience described above, including the leadership and operating experience derived from his executive service at a large manufacturing company with global reach. His international perspective, corporate governance experience as a director of other public companies, financial experience as advisor to a private equity firm, and legal expertise are also very valuable to us as a Board member, and in his role as Lead Director and Chair of the Corporate Governance and Nominating Committee.

SONOCO 2021 PROXY STATEMENT          11

Proposal 1: Election of Directors

Sundaram Nagarajan, 58 Board member since 2015	Thomas E. Whiddon, 68 Board member since 2001
Mr. Nagarajan has been President and Chief Executive Officer of Nordson Corporation (designer and manufacturer of dispensing equipment for consumer and industrial adhesives, sealants and coatings), Westlake OH, since 2019. Previously, he was with Illinois Tool Works, Inc. where he served as Executive Vice President of Automotive OEM from 2014 to 2019, Executive Vice President of Welding,	Mr. Whiddon was an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm), from 2005 until his retirement in 2013, and served various Berkshire portfolio companies in an executive capacity on an interim basis. He was previously with Lowe’s Companies, Inc. where he served as Executive Vice President – Logistics, as well as Executive Vice President

Group President, Welding International and Group Vice President Welding Group.

Sonoco’s Board believes Mr. Nagarajan is qualified to serve as a director based on the experience described above, including broad operational leadership expertise gained in a global manufacturing organization.

and Chief Financial Officer. Mr. Whiddon is currently a director of Dollar Tree Stores, Inc. and was a director of Carter’s Inc. from 2003 to January 2021.

Sonoco’s Board believes Mr. Whiddon is qualified to serve as a director based on the experience described above, including his general management, information technology and logistics expertise, strong financial acumen, and experience with retail end markets. Mr. Whiddon is Chair of the Audit Committee, as well as an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission. Mr. Whiddon’s service on the boards and audit committees of two other public companies provides him with valuable regulatory and corporate governance experience.

Marc. D. Oken, 74 Board member since 2006	Lloyd M. Yates, 60 Board member since 2019
Mr. Oken has been Chairman of Falfurrias Capital Partners (a private equity firm), Charlotte, NC, since 2018. He was previously Managing Partner from its inception in 2006 to 2018. He held various executive officer positions including Chief Financial Officer at Bank of America Corporation from 1989 until his retirement in 2006. Prior to joining Bank of America,	Mr. Yates retired in 2019 as Executive Vice President and President Carolinas of Duke Energy, Charlotte, NC, a position in which he had served since 2014. Previously, he served as Duke Energy’s Executive Vice President of Regulated Utilities and as Executive Vice President of Customer Operations. He was President and Chief Executive

he was a partner at Price Waterhouse LLP for 13 years. Earlier in his career, Mr. Oken was a Fellow with the Securities and Exchange Commission. He is currently a director of Marsh & McLennan Companies, Inc. and serves on the Finance and ESG committees. He was also a director of Capital Bank Financial Corp. from 2009 to 2017.

Sonoco’s Board believes Mr. Oken is qualified to serve as a director due to his previous in-depth financial, banking, audit, and regulatory experience. In addition, his experience in mergers and acquisitions and senior leadership experience provide invaluable insight. Because of his accounting and banking background, Mr. Oken has previously served as Chair of the Audit Committee and is currently an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Officer of Progress Energy Carolinas from 2007 until its merger with Duke Energy in 2012. Mr. Yates serves as a director for NiSource, Inc., Marsh & McLennan Companies, Inc. and American Water Company.

Sonoco’s Board believes Mr. Yates is qualified to serve as a director based on the experience described above, including his public company board experience, as well as working leadership of business operations in the energy industry.

12          SONOCO 2021 PROXY STATEMENT

Corporate Governance

Environmental, Social and Governance Oversight

Since 2009, the Board’s Employee and Public Responsibility committee has been tasked with the responsibility of overseeing policies, strategies and programs related to environmental, social and governance (“ESG”) matters, including all issues related to the sustainability of our products and operations.

Human Capital Management

Sonoco’s core belief that “we are only as strong as our people” underlies our efforts to attract, acquire and retain talented employees for our global businesses. We seek to engage, develop and reward our 20,000 employees so they can successfully pursue our purpose of Better Packaging. Better Life. We depend on our employees to achieve our mission of creating sustainable packaging solutions that help build our customers’ brands, enhance the quality of their products and improve the quality of life for people around the world. We work to accomplish this goal by establishing a foundation for actions that support health and safety, diversity and inclusion, and talent development.

Health and Safety

Protecting the health and safety of our employees is our top priority, and we are committed to providing a safe working environment for all our employees. In 2019, we implemented new safety initiatives to eliminate injuries leading to Life Changing Events (LCE). We use global and local incident data along with identifying leading indicators to create programs and safety action plans to reduce conditions and behaviors that lead to at-risk situations. In 2020, we experienced a 6% decline in total recordable injuries and lost days were down more than 40%. To promote further elimination of incidents, we have introduced standardized safety metrics and practices within each of our business units to help ensure that we are evaluating and directing safety similarly across all our operations. In 2020, our safety training focused on energy isolation, safe electrical work practices, working at heights and making paper safely. We evaluated our safety systems in 2020 to improve focus and prioritization of resources, and globally, we achieved 97% of our Safety Action Plans, which are site level improvement plans designed to reduce risks.

Our focus on safeguarding the health of our employees was strengthened in response to the COVID-19 global pandemic. We have implemented new safety protocols and procedures across all our facilities following recommendations by the U.S. Center for Disease Control and Prevention and the World Health Organization. We established a global task force of senior leaders along with regional management committees to continuously monitor the impact of COVID-19 on our employees and proactively put in place new measures and practices for the health and safety of our employees and in response to applicable local laws or ordinances.

Diversity and Inclusion

Sonoco embraces Diversity and Inclusion, and our efforts to increase diversity within our Company are an organizational priority. We strive to translate our values and belief about people into an organization that reflects the diversity of our customers and the communities where we live and work. As of December 31, 2020, our employees were located in the following geographic regions: 48% in North America; 30% in Europe, Middle East and Africa; 12% in Latin America; and 10% in Asia Pacific. Our global workforce is 26% female and 74% male, and 34% of our U.S. employees identify with a racial minority. We have labor unions in all regions of our operations, and in North America, approximately 16% of our employees are represented by labor unions.

We rely on the unique qualities and talents of our employees to help us meet our strategic priorities. Our Diversity and Inclusion goals are focused on increasing representation of women and racial minority employees into more salaried and senior leadership positions. We are working toward this goal by increasing hiring and promotions rates as well as decreasing attrition. In 2011, Sonoco’s employees formed our Global Diversity and Inclusion Council. In 2019, we completed a review and refresh of council activities to focus on workforce representation (diversity) and work environment (inclusion) by addressing unconscious bias to ensure we are building an environment where diverse backgrounds are appreciated, and diverse ideas are heard.

In addition, we are committed to lifting-up historically disadvantaged businesses in an effort to make a positive economic impact on society. We have had a dedicated Supplier Diversity program since 2004, and since 2010 we have spent more than $1.5 billion with diverse suppliers. In 2020, our diversity spend was approximately 9.8% of our total supplier spend in the U.S. and Canada. We were recently nominated for the 2020 Corporation of the Year by the National Minority Supplier Development Council (NMSDC), awarded to recognize the best in minority business inclusion practices and utilization.

Talent Acquisition and Development

Attracting, developing, and retaining talented employees is critical to our success and is an integral part of our human capital management strategy. We have created a Global Talent Acquisition and Organizational Development team to provide a more holistic approach to managing and enriching the employee lifecycle through continuous training and comprehensive succession planning. In 2020, we developed and opened Sonoco University, a centralized digital training hub, to provide our employees with expanded learning and career development programs. In addition,

SONOCO 2021 PROXY STATEMENT          13

Corporate Governance

we conduct regular talent succession assessments along with individual performance reviews in which managers provide regular feedback and coaching to assist with the development of our employees, including the use of individual development plans to assist with individual career development.

Shareholder Engagement

Shareholder engagement is a key pillar of our governance strategy and we are committed to active engagement with our shareholders. In 2020, we conducted proactive shareholder engagements with several large institutions representing approximately 18% of our outstanding shares. Issues discussed during these engagement meetings, included corporate strategy, capital allocation priorities, governance, risk management, board experience and refreshment, human capital management, diversity, equity and inclusion initiatives and our sustainability strategy. We expect to conduct additional proactive engagements with several of our largest institutional shareholders in 2021 in order to better understand their perceptions and communicate our focus on sustainability, diversity and inclusion, corporate strategy and board governance. In addition, we will provide regular updates regarding our financial performance and strategic actions to the investor community through our participation in investor conferences, one-on-one meetings, earnings calls, and educational investor and analyst conversations. We also communicate with stockholders and other stakeholders through our SEC filings, press releases, website and sustainability report.

Director Independence Policies

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards. These guidelines are set forth in our Corporate Governance Guidelines, which are available through the Investor Relations section of our website at sonoco.com.

A director will not be considered independent if:

•      The director is, or in the past three years has been, our employee, or has an immediate family member who is, or in the past three years has been, one of our executive officers;

•      The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from us (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•      The director or an immediate family member is a current partner of a firm that is our internal or external auditor or the director is a current employee of such a firm;

•      The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on our audit;

•      The director or an immediate family member was within the last three years a partner or employee of our internal or external audit firm and personally worked on our audit within that time;

•      The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•      The director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•      Being a current employee of, or having an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent: P.L. Davies, T.J. Drew, P. Guillemot, R.R. Hill Jr., E. Istavridis, R.G. Kyle, B.J. McGarvie, J.M. Micali, S. Nagarajan, M.D. Oken, T.E. Whiddon, and L.M. Yates.

Majority Withheld – Director Resignation Policy

The Board of Directors has adopted a “Majority Withheld – Director Resignation Policy” in its Corporate Governance Guidelines that, in an uncontested election, requires any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” to promptly offer to resign following certification of the shareholder vote. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept the resignation. The Board will act on the recommendation within 100 days of the shareholder vote and disclose the results of its decision in a press release. The policy is described in more detail in the Company’s Corporate Governance Guidelines, which are available through the Investor Relations section of our website at sonoco.com.

14          SONOCO 2021 PROXY STATEMENT

Corporate Governance

Board Leadership Structure, Executive Sessions
of Non-management Directors and Lead Director

The offices of Chairman and Chief Executive Officer are currently separated, with different people serving each role. This separation is not mandatory, and the Board considers the issue on a case-by-case basis. The Board recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices, and within the last decade, we have employed both structures.

Regardless of whether the roles of Chairman and Chief Executive Officer are separated or combined at any given time, we always maintain a lead independent director. Our by-laws provide that the Chairman of the Corporate Governance and Nominating Committee, who is always an independent director, will serve as Lead Director. The Lead Director plays an important role in the Board leadership. Among other things, the Lead Director presides at any meeting at which the Chairman is not present; presides at executive sessions of the independent directors; serves as a liaison between the Chairman and the independent directors when requested; confers with the Chairman regarding the information sent to the Board and the schedules and agendas for meetings; and is available for consultation and direct communication with major shareholders.

Currently, J.R. Haley serves as the Chairman of the Board and J.M. Micali currently serves as the Chairman of the Corporate Governance and Nominating Committee, and as Lead Director.

Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to Non-management (or Independent) Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US, or by email to CorporateSecretary@sonoco.com.

Director Nomination Process

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at annual meetings of shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as leadership experience, experience with business and with other organizations of comparable size and scope, knowledge or skills that would be valuable to us such as financial acumen, understanding of relevant technologies, knowledge of our markets or our customers, interpersonal skills, decision-making skills, and the ability to devote the necessary time to board service. In addition, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

As further discussed under “Information About Board Refreshment and Diversity and Experience of Directors and Nominees,” the Committee believes it is important to have a diverse board in terms of types of experience, background, age, skills, gender, race and nationality, although it does not have a specific policy or guideline related to board diversity. Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The Board believes a diverse board has greater depth and capability than the sum of its individual directors’ qualifications.

Shareholders have the right to nominate their own candidates for election as directors at an annual meeting if they make a written nomination at least 120 days prior to the meeting. Any such nomination for the 2022 Annual Meeting of Shareholders should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US no later than December 21, 2021. No such nominations have been made for this Annual Meeting. The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholders, and any such recommendation should include the nominee’s name and qualifications for membership on the Board and should be directed to the Corporate Secretary at the address above.

Proxy Access By-law

The Company’s By-laws permit a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees up to the greater of two directors or 20 percent of the number of directors in office of the Board, all subject to the procedures, terms and conditions specified in the By-laws. Nominees that satisfy the Company’s proxy access By-law requirements will be included in the Company’s proxy statement and on the Company’s proxy card. The required Shareholder’s Notice of a nomination for the 2022 Annual Meeting of Shareholders must be received by our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US no later than November 17, 2021, and no earlier than October 18, 2021.

SONOCO 2021 PROXY STATEMENT          15

Corporate Governance

Communications with the Board of Directors

Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate communication. The Corporate Secretary will send all appropriate communications to the intended recipient. The Corporate Secretary has discretion to exclude from transmittal any communications that are not deemed “appropriate,” such as commercial advertisements or other forms of solicitation or that are related to the sender’s personal or business interest (although all communications are available to directors at their request). The Corporate Secretary will forward to the directors any communications raising substantive issues.

In the case of communications addressed to the Board of Directors or, if specified, to the independent or non-management directors, the Corporate Secretary will send appropriate communications to the Lead Director, who is also the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chairman of the Corporate Governance and Nominating Committee quarterly.

Corporate Governance Guidelines
and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our directors, officers, and employees.  Copies of these Governance Guidelines and the Code of Business Conduct and Ethics are available through the Investor Relations section of our website at sonoco.com.  Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US, or through email to
CorporateSecretary@sonoco.com.

Board Meetings and Committees of the Board

During 2020, our Board of Directors held four regularly scheduled meetings and six special meetings to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2020, all directors attended the Annual Meeting.

To assist it in performing its duties, our Board of Directors has established an Audit Committee, an Executive Compensation Committee, a Corporate Governance and Nominating Committee, an Employee and Public Responsibility Committee, a Financial Policy Committee, and an Executive Committee. The following table outlines the membership and the number of meetings held by each committee in 2020. A brief description of the primary duties of each committee follows the table. Complete charters for all committees are available through the Investor Relations section of our website at sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com. The Board of Directors has determined that each member of the Audit, Executive Compensation, and Corporate Governance and Nominating Committees is independent as defined in the New York Stock Exchange’s Listing Standards and, with respect to the Audit and Executive Compensation Committee, in accordance with the rules of the Securities and Exchange Commission, as applicable.

16          SONOCO 2021 PROXY STATEMENT

Corporate Governance

Board Meetings and Committees of the Board (continued)

Audit Committee	Executive Compensation Committee	Corporate Governance and Nominating Committee	Employee and Public Responsibility Committee	Financial Policy Committee	Executive Committee
R.H. Coker						●
H.A. Cockrell				●	●	
P.L. Davies		●	●	Chair		
T.J. Drew	●*			●	●	
P. Guillemot				●	●	
J.R. Haley						●
R.R. Hill, Jr.	●				●	
R.G. Kyle	●	●	●			
B.J. McGarvie	●	●			Chair	
J.M. Micali		●	Chair		●	●
S. Nagarajan		●		●		
M.D. Oken	●*	Chair	●			●
T.E. Whiddon	Chair*	●	●			
L.M. Yates	●			●		
Number of 2020 Meetings	8	5	6	2	5	2

** Audit Committee Financial Expert*

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board of Directors with oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s internal controls and its means of assessing and managing exposure to risk, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and the Company’s management of enterprise risk. The committee is directly responsible for the appointment, compensation, and retention of the independent auditor, and for overseeing the performance of attest services provided to the Company.	The Executive Compensation Committee establishes the Company’s general compensation philosophy and oversees the development and implementation of compensation programs. The committee oversees the administration of the Company’s executive officer compensation programs, reviews and approves corporate goals and objectives, evaluates Chief Executive Officer performance against those goals and objectives, and sets compensation for the Chief Executive Officer, Chief Financial Officer, and other executive officers.
The committee does not delegate its decision-making authority relating to executive compensation. Further information about the committee’s processes and procedures relating to the consideration of executive compensation is set forth under the captions “Executive Compensation – Compensation Discussion and Analysis – Role of Executive Officers in Determining Executive Compensation” on page 40 and “Role of Independent Compensation Consultant” on page 39.

SONOCO 2021 PROXY STATEMENT          17

Corporate Governance

The Corporate Governance and Nominating Committee is responsible for developing and recommending to the Board of Directors corporate governance guidelines addressing the structure, mission, practices, and policies of the Board of Directors. The committee identifies, evaluates, and recommends individuals to the Board for nomination as members of the Board. The committee annually reviews the skills and characteristics of current Board members, and ensures that processes are in place for an annual appraisal of Chief Executive Officer performance, succession planning, and management development.

The Employee and Public Responsibility Committee provides oversight and guidance on environmental issues, public policy issues and social issues such as diversity, employee safety and health, employee morale and well-being and public policy issues, including compliance with governmental or other regulatory requirements, which may affect business performance and public perception of the Company. The committee oversees the Company’s obligations to its employees and major public constituencies, including shareholders, customers, and the communities in which it operates.

The Financial Policy Committee provides oversight and monitoring of the Company’s financial planning and financial structure so as to provide congruence with the Company’s objectives of growth and sound operation. The committee reviews and evaluates the Company’s capital structure, significant financing transactions, financial risk management policies and practices, and funding and investment management of the Company’s defined benefit and postretirement benefit plans.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.

Annual Performance Evaluation of the Board

Annually, the Corporate Governance and Nominating Committee administrates a comprehensive self-evaluation of the Board and its committees to evaluate the Board’s effectiveness, to seek ways to improve its effectiveness and to identify matters that would benefit from extra attention. Each director completes a detailed questionnaire that is returned directly to the Lead Director who summarizes the responses for review and discussion by the Corporate Governance and Nominating Committee, and ultimately by the full Board.

The Board’s Role in the Risk Management Process

The Company oversees management of enterprise risk through its Risk Management Committee (RMC). The RMC is administrated by the Company’s Treasurer with direct oversight from the Chief Financial Officer and its membership includes, among others, the most senior members of operating and finance management and the Chief Information Officer. The RMC holds three regularly scheduled meetings each year and may hold additional special meetings as needed. No such special meetings were held during 2020.

The RMC is guided in its activities and responsibilities by a risk management framework which is periodically reviewed and updated as necessary. During development of the risk management framework, the most significant risks faced by the Company were identified, as well as where in the operating organization those risks are routinely monitored and managed. The RMC further identified certain specific risk areas that are sufficiently material or broad in nature to merit its direct ongoing oversight. Those risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed, or to ensure that organizational risk management is functioning as identified in the framework.

While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight. The Board has delegated oversight of the Company’s risk management process and structure to the Audit Committee, which receives updates regarding the RMC’s activities and findings. As described in the table below, other Board committees are responsible for oversight of risk management for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices in the course of its reviews of corporate strategy, business plans, Board committee reports, and other presentations.

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Corporate Governance

Board / Committee	Primary Areas of Risk Oversight
Full Board	Strategic and operational risks associated with the Company’s products, markets, geographic diversification, acquisitions and divestitures, major litigation, and succession planning.
Audit Committee	Oversight of risk management process and structure, risks and exposures associated with financial reporting, internal controls, regulatory and other compliance, cybersecurity and litigation.
Financial Policy Committee	Risks and exposures associated with liquidity, interest rates, currency, pension funding and investment performance, insurance coverage, and significant capital transactions.
Executive Compensation Committee	Risks and exposures associated with executive development, succession policies and programs, and compensation policies and practices including incentive compensation.
Employee & Public Responsibility Committee	Risks and exposures associated with the environment, sustainability, safety in the workplace, equal opportunity employment, litigation, public policy, and other matters involving the Company’s reputation.
Corporate Governance & Nominating Committee	Risks and exposures related to corporate governance, leadership structure, effectiveness of the Board and its committees, new director candidates, conflicts of interest, and director independence.

Compensation Committee Interlocks and Insider Participation

Members of the Executive Compensation Committee during the year ended December 31, 2020, were P.L. Davies, R.G. Kyle, B.J. McGarvie, J.M. Micali, S. Nagarajan, M.D. Oken and T.E. Whiddon. None of the members of the Committee had any relationship required to be disclosed by Item 407(e)(4) of Regulation S-K. See “Related Party Transactions” immediately below for a discussion of certain transactions between the Company and the company of which Mr. Nagarajan is an executive officer.

SONOCO 2021 PROXY STATEMENT          19

Related Party Transactions

R.H. Coker, President and Chief Executive Officer and a director of the Company since 2020, and an employee of the Company since 1985, is the brother-in-law of J.R. Haley who is Chairman of the Board of Directors. Mr. Coker’s total compensation for 2020 is disclosed in the “Summary Compensation Table” on page 41.

J.W. DeLoach, an employee of the Company since 1998, is the brother-in-law of J.M. Florence, Jr., who is Vice President, General Counsel, Human Resources and Secretary. Mr. DeLoach is currently Regional Manufacturing Manager – Manufacturing (Recycling) and received total compensation of $177,300 in 2020.

S. Nagarajan, a member of the Board of Directors of Sonoco, is President and Chief Executive Officer of Nordson Corporation. During 2020, Sonoco sold $84,000 in products to and purchased $274,000 in products from Nordson. All transactions were handled on a competitive basis. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2021. The Board of Directors considered this relationship when making its determination of Mr. Nagarajan’s independence.

Related Party Transaction Approval Policy

The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. The Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to us or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.

Our executive officers and directors are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.

For purposes of this policy, a “related party” is (i) any executive officer or director, (ii) any nominee for director, (iii) a beneficial owner of more than 5% of our voting securities, or (iv) any immediate family member of an executive officer, director, nominee for director or greater than 5% beneficial owner. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee, or greater than 5% beneficial owner.

We also require that each executive officer, director, and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, the purchase of stock or assets of companies owned by our directors or for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

20          SONOCO 2021 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners

The following table shows information as of December 31, 2020, about beneficial owners known to us of more than 5% of our common shares. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission by the entities named below, and we have not independently verified it.

Title of Class	Name and Address of Beneficial Owner	Number of Shares	Percent of Class
No Par Value Common	The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	10,124,893	10.1%
	BlackRock Inc. (2) 55 East 52nd Street New York, NY 10055	10,123,441	10.1%
	State Street Corporation (3) One Lincoln Street Boston, MA 02111	6,150,281	6.12%
	American Century Investment Management, Inc. (4) 4500 Main Street Kansas City, MO 64111	5,158,683	5.14%

(1)   In its most recently filed Schedule 13G, The Vanguard Group reported shared voting power with respect to 65,976 shares, sole dispositive power with respect to 9,975,012 shares, and shared dispositive power with respect to 52,021 shares.

(2)   In its most recently filed Schedule 13G, BlackRock, Inc. reported sole voting power with respect to 9,768,623 shares and sole dispositive power with respect to 10,123,441 shares.

(3)   In its most recently filed Schedule 13G, State Street Corporation reported shared voting power with respect to 5,911,377 shares and shared dispositive power with respect to 6,150,281 shares.

(4)   In its most recently filed Schedule 13G, American Century Investment Management, Inc. reported shared voting power with respect to 5,017,063 shares and shared dispositive power with respect to 5,158,683 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.	As is the practice of many companies, we file the required reports for our directors and executive officers based on the records we have and information furnished to us by our directors and executive officers. Based on such information and written representations made to us all required filings were made on a timely basis except for one Form 3 and one Form 4 reporting a restricted stock award grant for R.K. Johnson and one Form 4 reporting the sale of shares for R.R. Dillard, which were all filed as soon as the respective omissions were discovered.

SONOCO 2021 PROXY STATEMENT          21

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of February 5, 2021, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table and by all executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)	Vested Restricted Stock Units (3)	Deferred Compensation Units (4)	Performance- Contingent Restricted Stock Units (5)
H.A. Cockrell	—	—	—	18,539	—
P.L. Davies	—	—	—	44,260	—
T.J. Drew	—	—	—	5,443	—
P. Guillemot	—	—	—	11,486	—
J.R. Haley	15,115	—	—	35,558	—
R.R. Hill, Jr.	10,065	—	—	5,617	—
E. Istavridis	—	—	—	557	—
R.G. Kyle	—	—	—	12,492	—
B.J. McGarvie	—	—	—	15,524	—
J.M. Micali	—	—	—	63,020	—
S. Nagarajan	—	—	—	19,302	—
M.D. Oken	7,350	—	—	44,177	—
T.E. Whiddon	15,590	—	—	44,260	—
L.M. Yates	4,000	—	—	3,050	—
R.H. Coker	203,582	—	19,936	—	—
J.C. Albrecht	8,525	—	—	—	—
R.D. Fuller	85,653	—	—	—	—
J.M. Florence, Jr.	6,688	—	4,252	—	—
J.A. Harrell, III	21,511	—	17,159	—	14,236
R.C. Tiede (6)	141,241	—	20,418	33,820	—
All Executive Officers and Directors as a group (25 persons)	567,180	—	115,352	357,104	40,782

22          SONOCO 2021 PROXY STATEMENT

Security Ownership of Management

(1)   The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number does not include shares owned by family members or entities unless the named individual shares voting or dispositive power with respect to such shares.

Included are shares that would be issuable upon exercise of only those Stock-settled Stock Appreciation Rights (“SSARs”) that have vested, or will vest within 60 days of February 5, 2021, as to which our stock price on February 5, 2021 of $59.81 exceeded the exercise price (“SSARs with appreciation”). These SSARs were granted under the 2014 Long-Term Incentive Plan (“2014 Plan”) and the 2019 Omnibus Incentive Plan (“2019 Plan”) for the following named executive officers:

	Total Vested / Exercisable SSARs	SSARs with Appreciation as of February 5, 2021	Net Shares Issuable Upon Exercise of SSARs with Appreciation that are included in the Above Table
R.H. Coker	87,698	67,820	10,219
J.C. Albrecht	31,172	15,268	2,292
R.D. Fuller	70,043	50,164	6,190
J.M. Florence, Jr.	18,056	10,104	1,101
J.A. Harrell, III	22,509	17,539	2,174
R.C. Tiede	132,734	100,132	12,542
All Executive Officers as a group	362,147	222,823	30,271

Also included are 25,530 Restricted Stock Units which will be issued within 60 days and 4,382 shares held in our Savings Plan.

Shareholdings in this column do not include deferred restricted stock units, compensation that has been deferred into Sonoco stock equivalent units, or performance contingent restricted stock units granted under the 2008 Plan, 2012 Plan, 2014 Plan, or 2019 Plan. Please see the columns to the right and footnotes 3, 4, and 5 below.

(2)   Percentages not shown are less than 1%.

(3)   Issuance of these shares has been deferred until after separation of service; accordingly, no present dispositive or voting rights are associated with them.

(4)   Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units.

(5)   Performance-contingent restricted stock unit payouts which vested under the Long-term Incentive Compensation Program for the three-year performance periods ended December 31, 2011 through December 31, 2019. Issuance of these shares has been deferred until six months after separation of service and no present dispositive or voting rights are associated with them.

(6)   The number of shares reported as beneficially owned by Mr. Tiede are as of February 1, 2020, the date of his retirement.

Director Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for outside directors, which establish a target level of ownership of our common stock based on years of service as a director. The guidelines are as follows: 3,000 shares, 5,000 shares, and 8,000 shares after two, four, and six years of service, respectively. Compensation deferred into Sonoco stock equivalent units and Deferred Stock Equivalent Units is included in determining whether these guidelines have been met. All of our directors are in compliance with these guidelines.

SONOCO 2021 PROXY STATEMENT          23

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This section describes our compensation philosophy, summarizes executive compensation programs and reviews decisions made for the following Named Executive Officers (“NEOs”).

Executive Summary

Our executive compensation decisions in 2020 were developed to support successful execution of our business strategy. The Compensation Committee has oversight of the development and execution of our compensation program. The program is driven by the over-arching goal of linking pay with performance and creating long-term shareholder value.

The impact of the global COVID-19 pandemic in 2020 disrupted our customers, our operations and our people. Our 2020 performance goals were established well before the impact of the pandemic could be determined. Through the extraordinary efforts of our leadership team, along with our approximately 20,000 associates in 36 countries around the world, we successfully met the critical needs of our customers, and in many cases were able to achieve our financial and performance goals that we established for the year.

Performance Highlights and Key Accomplishments

Sonoco is committed to creating sustainable packaging solutions that help build our customers’ brands, enhance the quality of their products and improve the quality of life all in support of our corporate purpose of Better Packaging. Better Life.

Despite the impact of the pandemic, we quickly refocused operations on accelerating production of food packaging to meet the consumers’ growing preference for at-home eating, while making adjustments in our industrial-related and protective packaging businesses in response to demand swings. We developed vitally needed temperature-assured packaging to begin shipping life-saving vaccines and therapeutic drugs to combat the spread of the coronavirus, and we further improved our portfolio by acquiring Can Packaging, a French designer and manufacturer of sustainable paper packaging and related equipment, while divesting our lower-margin Europe contract packaging business.

NAMED EXECUTIVE OFFICERS FOR 2020

R. Howard Coker President and Chief Executive Officer (as of February 2, 2020)	Rodger D. Fuller Executive Vice President Global Industrial and Consumer	James A. Harrell, III Vice President, Americas Industrial

Julie C. Albrecht Vice President and Chief Financial Officer	John M. Florence, Jr. General Counsel, Secretary and Vice President, Human Resources	Robert C. Tiede Retired; President and Chief Executive Officer (until February 1, 2020)

24          SONOCO 2021 PROXY STATEMENT

Executive Compensation

2020 Key Accomplishments

$3.41

Full-year 2020 GAAP earnings per diluted share were $2.05, compared to $2.88 in 2019. GAAP earnings in 2020 included after-tax charges totaling $138.0 million, or $1.36 per diluted share, largely driven by restructuring and asset impairment charges, acquisition costs and non-operating pension costs. Base net income attributable to Sonoco was $3.41 per diluted share, compared to $3.53 in 2019.

14.9%

2020 Base Operating Profit before Depreciation and Amortization (OPBDA) improved 2.3% to a record $780.9 million, compared with $763.6 million in 2019. 2020 Base OPBDA as a percent of sales was 14.9%, up nearly 70 basis points from 2019.

$705.6 Million

Record 2020 cash flow from operations, compared with
$425.9 million in 2019. Free cash flow, after paying $172.6 million in dividends to shareholders, was a record $351.8 million in 2020 versus $74.3 million in 2019.

Improved Safety Performance

Protecting the health and safety of our employees is our top priority. In 2020, we experienced a 6% decline in total recordable injuries while lost Work Days were down by more than 40%, and Life Changing Events declined to 2 from 4 in 2019.

Proactive Response
to the COVID-19 Pandemic

We implemented proactive measures early in 2020 to protect our employees, make sure we met the needs of our customers, and implemented cost control measures while strengthening our liquidity and balance sheet to protect the long-term interests of our shareholders.

Diversity and Inclusion Expanded

Sonoco embraces Diversity and Inclusion, and our efforts to increase diversity within our Company are an organization priority. We rely on the unique qualities and talents of our employees to help us meet our strategic priorities. Our Diversity and Inclusion goals are focused on increasing representation of women and racial minority employees into more salaried and senior leadership positions. Our global workforce is 26% female and 74% male, and 34% of our U.S. employees identify as a racial minority. In addition, we are committed to uplifting historically disadvantaged businesses. We have a dedicated Supplier Diversity program and since 2010 we have spent more than $1.5 billion with diverse suppliers. In 2020, our diversity spend was approximately 9.8% of our total supplier spend in the U.S. and Canada.

Sustainability Products,
Programs Strengthened

Our vision is to lead the world’s transition to more sustainable packaging while lessening the environmental impact of our operations around the world. Since 2009, Sonoco has reduced total Greenhouse Gas emissions by approximately 25%, including a 34% reduction in direct emissions generated from our operations (when normalized by revenue). In addition, we have reduced total water use by 42.4%.

We utilized 21% recycled content in our plastics supply chain, including 18% post-consumer content. Sonoco is one of the 10 largest recyclers in the U.S. and we recycle, or cause to be recycled, the equivalent by weight of 83% of the product we place in the marketplace. We are further improving the sustainability of our products through our EnviroSense™ line of packaging, purposely focused on delivering the attributes that consumers are looking for, including recyclability, recycled content, reusability, compostability, packaging optimization, bio-based content and responsible fiber sourcing.

As a result of our efforts to reduce environmental, social and governance (ESG) risks, Sonoco was recognized as one of Barron’s 100 Most Sustainable Companies, and by Newsweek as one of America’s Most Responsible Companies. MSCI ESG Ratings gave Sonoco an “A” rating in 2020. This top quartile ranking, examines 37 ESG issues, including climate change, natural resources, pollution, environmental opportunities, human capital management, product liability, stakeholder opposition, and corporate behavior. More specific information about the Company’s overall Sustainability efforts can be found at www.sonoco.com/sustainability.

Executive Compensation Plan Overview

The Executive Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all executive compensation. In review of the 2020 achievements, the Committee believes the compensation paid to our NEOs was commensurate with our performance when compared with the performance of our packaging peers. In addition, we believe our targeted short-term incentives and long-term incentives achieved our goals of motivating and rewarding performance and aligning our executives’ interests with those of our shareholders.

We met several key financial, operational, and strategic commitments in 2020, although we did not fully meet all short-term and long-term targets. Consistent with the Company’s philosophy to pay for performance and to pay within reason, executive compensation paid below targeted levels in the annual incentive plan. Specifically, the Performance-based Annual Cash Incentive payout was 90% of Target, as described in detail under “2020 Committee Actions – Performance-based Annual Cash Incentive” on page 29. The 2018-2020 Long-Term Incentive Plan vested at 133.4% of Target and is described in more detail under “Results of 2018-2020 PCSU Performance Cycle” on page 35. The specific drivers and results of these two plans, as well as other components of executive compensation are covered in detail in later sections.

SONOCO 2021 PROXY STATEMENT          25

Executive Compensation

Highlighted below is an overview of Sonoco’s goals regarding executive compensation, followed by the compensation objectives and elements of our executive compensation programs. The rationale of the key actions and decisions made with respect to our executive compensation program in 2020 is also provided through several sections of the “Compensation Discussion and Analysis.”

Sonoco’s Goals Regarding Executive Compensation

Pay for performance

Compensation should provide incentives for our executives and reward the creation of value for the Company’s stakeholders. As such, we believe a substantial portion of executive compensation should be tied to relevant financial and/or operational outcomes that (a) reflect the decisions and efforts of those being compensated, and (b) contribute to the creation of value over the long term. While compensation should ultimately reward long-term performance, incentives for short-term (i.e. annual) performance objectives are also appropriate to the extent they support sustainable value creation. As illustrated on page 27, 86% of our CEO’s target total direct compensation and 74% of our other NEOs’ target total direct compensation is tied to Company performance, which we believe is a significant driver of shareholder value.

Pay within reason

Compensation levels and performance targets should be sensible within the context of a company’s peer group, taking into account differences in company sizes and complexity, as well as performance. The Committee retains an independent consultant that provides advice relating to executive officer and director compensation, but does not provide any other services to the Company. The Board reviews comparative pay data, national survey data, proxy data for packaging peer companies and tally sheets as input into compensation decisions and selects peer companies based on relevant business metrics. We provide only minimal perquisites.

Listen

Sonoco intends to regularly seeks input from shareholders regarding compensation. To that end, annual advisory votes on “Say on Pay” provide shareholders with a consistent communication channel to provide input on compensation decisions.

Comply and Communicate

Sonoco seeks to clearly articulate a compensation philosophy that serves as the foundation for all of its pay programs and decisions, and to clearly disclose the Board’s decision-making process, from the selection of peer groups and performance targets, through performance assessment and award determination.

Encourage stock ownership

Sonoco values stock ownership and retention by its directors and executives because we believe it reinforces a strong shareholder mindset. Executives are expected to maintain a substantial ownership interest for the duration of their employment. We have a no-hedging policy that prohibits our directors, executive officers or other employees from entering into speculative transactions in our stock that would cause personal interests to conflict with the best interests of the Company and its shareholders. In addition, we have an anti-pledging policy that prohibits directors and executive officers who are subject to target common stock ownership guidelines from pledging any of the shares they are required to own under such guidelines to secure any indebtedness. No directors or executive officers have pledged shares. Our equity compensation plans do not permit backdating, re-pricing, or retroactively granting equity awards, or payment of dividend equivalents on unearned performance shares or stock options.

Minimize guarantees

Sonoco believes its senior executives should be engaged without employment contracts that guarantee salary or incentive payment. In addition, Sonoco provides limited executive benefits and perquisites and does not provide tax gross-ups to our NEOs.

Lead by example

Director compensation should be reasonably structured to reward the efforts of directors without compromising the independence necessary to protect shareholders’ long-term interests. We believe that payment of a significant portion of directors’ fees in stock that must be held for the duration of the director’s service helps align directors’ interests with the interests of other shareholders.

Say on Pay Support

At the April 2020 Annual Meeting, 97.6% of shareholders who cast a vote for or against the proposal, voted in favor of the Company’s “Say on Pay” proposal on executive compensation. The Compensation Committee did not make any material changes to the design of the 2020 executive compensation program as a result of the vote.

Compensation Objectives

The Committee is comprised of all independent directors. The Committee establishes the Company’s overall compensation philosophy, oversees the development and implementation of various compensation programs and determines the executive compensation provided to all of our executive officers, including our NEOs. Information about the purpose of the Committee and its process and procedures for consideration and determination of executive officer compensation is outlined under the caption “Corporate Governance – Board Meetings and Committees of the Board – Executive Compensation Committee” on page 17 of this Proxy Statement and, a copy of the Committee’s charter is also available in the Investor Relations section of our website at www.sonoco.com. The Committee does not delegate its decision-making authority relating to executive compensation.

26          SONOCO 2021 PROXY STATEMENT

Executive Compensation

Our compensation program is designed to meet three principal objectives:

•      Attract, retain and reward executives whose contributions support the Company’s long-term success;

•      Encourage achievement of both short and long-term financial and strategic goals by directly linking executive compensation to Company performance; and

•      Maintain consistent and continuing alignment of management actions and shareholders’ interests.

Each aspect of our overall compensation program is designed to support these objectives to various degrees, with the overarching goal of maximizing long-term shareholder value.

Pay Mix and Pay Philosophy

The executive compensation program consists of the following components:

The following charts illustrate the allocations of direct compensation elements and are based on 2020 direct compensation elements at target. For annual performance-based cash incentives, “target” incentive is used as described in the “Performance-based Annual Cash Incentive” section on page 29. For long-term equity incentives, “target” is equal to the grant date value of the share allocation and is described in the “Long-term Equity Incentives” section on page 32. The method used to value shares is consistent with the information presented in the “Summary Compensation Table” on page 41.

Weightings of Direct Compensation Elements

Base salary, performance-based annual cash incentive and long- term equity incentives comprise total direct compensation for each executive. With the exception of base salary, all elements of direct compensation are variable and intended to fluctuate based on performance as measured by both operating results and changes in shareholder value. This pay mix supports our pay-for-performance compensation objective and places a significant amount of compensation at risk. As illustrated below, for 2020, 86% of the CEO’s target total direct compensation and 74% of the other NEOs’ target total direct compensation are at risk.

Compensation for all the NEOs, including the CEO, places more weight on long-term incentives than annual incentives to reflect the importance of making strategic decisions that focus on long-term results. The CEO’s long-term incentives have the greatest weighting to provide the strongest alignment of his compensation with long-term shareholder interests.

SONOCO 2021 PROXY STATEMENT          27

Executive Compensation

Use of National Market Surveys and Peer Company Data

The Committee relies on two sources of data to set specific compensation levels. The first source of data is derived from national compensation surveys conducted by three independent consulting firms Aon, Willis Towers Watson and Mercer. These surveys cover a large number of similar corporate officer positions nationally. We refer to this as our “National Survey Data”. We match our corporate officer positions to the survey positions using the aggregate data that has been size-adjusted based on revenue and/or scope parameters, which helps to ensure that the data reflects the national market for talent among companies comparable in size to Sonoco. In addition to the National Survey Data, at least annually, the Committee’s consultant has prepared customized compensation studies with respect to our NEOs in comparison to the NEOs of a 12-company group of packaging companies approved by the Committee that we refer to as our “Peer Group”. The Peer Group companies have revenues, assets and market capitalization similar to those of Sonoco.

The 2020 Peer Group companies, each of which has revenues that generally range between 50% and 200% of Sonoco’s revenue, are:

the value of accrued retirement benefits, and the amount of executive life insurance coverage. The Committee also reviews each element of the total amount of compensation awarded and realized during the prior year.

The Committee assesses total executive compensation to determine where total executive compensation falls in relation to the Peer Group, and to assess how the Company’s overall compensation programs operate. Based on the reviews of tally sheets for each NEO, the Committee may make changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of prior performance above target. Likewise, since earnings on equity compensation are not included in any pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

Description of Direct Compensation Elements
and 2020 Committee Actions

This section describes the 2020 direct compensation elements for the Company’s Chief Executive Officer (‘CEO”), the former Chief Executive Officer, the Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers. Mr. Tiede, our former Chief Executive Officer, resigned as President and Chief Executive Officer and as a director, effective February 1, 2020, and retired as of February 29, 2020. Upon his retirement, we entered into an early retirement and consulting agreement with Mr. Tiede. See “-2020 Committee Actions in Connection with the Resignation and Retirement of Former CEO” on page 35.

Base Salary

The Committee uses base salary to attract, retain and reward executives based on demonstrated experience, skills and competencies relative to the salary midpoint of the job. To accomplish this, the Committee establishes a salary midpoint for each executive officer position based on a structured job evaluation system used for broad-based compensation in the Company as well as a comparison to the National Survey Data at median as previously outlined. Each year, the Committee reviews the base salary of all executives including the CEO and other NEOs. The decision on whether to award merit increases for the executive officer group as a whole takes into consideration the salary and wage increases being awarded to other levels of employees in the Company, the current economic environment, and the operating results of the Company. The decisions relative to the amount of individual merit increase awards are based primarily on each executive’s performance in the past year, readiness for promotion to a higher level, experience and skill set relative to peer counterparts, and criticality to the Company, as well as the relationship of the executive’s current salary to the base salary midpoint for the position. Generally, executives who are newly promoted are positioned below the salary midpoint (50th percentile), whereas those who are highly experienced and performing at superior levels are compensated above the midpoint.

The Committee uses the aggregate compensation data from the broader National Survey Data to set specific compensation levels, but cross checks these levels against the Peer Group company data. In most cases the data from both sources are comparable.

Committee Review of Overall Compensation Components and Aggregate Awards

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes review of a tally sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last seven years (or term as an executive officer, if less), stock options or stock-settled stock appreciation rights outstanding and the option price, unvested performance contingent restricted stock units (projected at threshold, target, and maximum), unvested restricted stock units,

28          SONOCO 2021 PROXY STATEMENT

 Executive Compensation

Base salary increases are also considered and awarded upon promotions or appointment to positions of greater responsibility.

2020 Committee Actions — Base Salary

In response to the February 1, 2020 resignation of Mr. Tiede as President and CEO, the Governance and Nominating Committee approved the promotion of Mr. Coker to the position of President and CEO. In connection with his promotion, the Compensation Committee approved a 36% increase to Mr. Coker’s base salary, effective February 1, 2020. This was an initial step toward transitioning him to a competitive compensation structure consistent with his new position and experience.

In response to Mr. Fuller’s promotion to Executive Vice President effective February 1, 2020 and Mr. Harrell’s promotion to Vice President, Americas Industrial effective March 1, 2020, the Committee approved base pay adjustments of 21% and 20%, respectively.

Effective February 1, 2020, the Committee approved a base pay adjustment of 17% for Ms. Albrecht. This was the final step in transitioning Ms. Albrecht to a competitive compensation structure.

Effective November 1, 2020, the Committee approved a base pay adjustment of 20% for Mr. Florence. This was a step toward transitioning Mr. Florence to a competitive compensation structure.

At its April 2020 meeting, the Committee decided to postpone merit increases due to the COVID-19 global pandemic. As the financial outlook throughout the year continued to improve, the Committee approved merit increases for the executive officer group during the October 2020 Committee meeting. In determining the increases, the Committee considered the executives’ overall performance, contribution to the Company’s results, experience and market competitiveness. Mr. Coker and the other NEOs, except Mr. Tiede (who had retired), each received a merit increase of 2.5% effective November 1, 2020.

Performance-based Annual Cash Incentive

The Committee uses performance-based annual cash incentives designed to align participants’ interests with those of our shareholders by focusing on strong annual financial and operating results. Approximately 1,000 employees, including the

NEOs, participate in the Performance-based Annual Cash Incentive Plan. To determine the actual awards each year, the Committee establishes a “threshold,” a “target,” and a “maximum” incentive amount for each NEO and other participant. These represent a percentage of base salary. Each level (threshold, target and maximum) represents different Company performance and year-over-year growth expectations considering factors such as the Company’s annual operating budget for the year, the Company’s prior year’s performance, and the historical performance levels of our Peer Group. Target is established at a performance level considered to be above average performance, and the corresponding compensation level equates to what is considered competitive as compared to National Survey Data and Peer Group data. Threshold is set at what is considered minimally acceptable performance, while maximum equates to what is believed to represent superior performance for the year and correspondingly an above National Survey Data median compensation opportunity. “Threshold” level of payout is equal to 40% of “target” payout. “Maximum” payout is equal to two times “target” payout.

The Committee has discretionary authority to adjust payouts of the annual cash incentive to individual participants based upon consideration of individual performance and/or other factors that the Committee determines warrant an adjustment, such as external market challenges or extraordinary and unforeseen events that may create unintended consequences. In response to the effects of the global Coronavirus pandemic on the Company’s 2020 financial results, the Committee used its discretionary authority to increase payouts to the NEOs and other executive officers as further discussed below under “-2020 Committee Actions – Performance-based Annual Cash Incentive.”

The Committee also determines each year the types of financial measures that will be used for the annual cash incentive. Normally, performance at budget will earn a “target” award since budget is set to reflect what the Board believes will represent above average performance for the year versus our Peer Group. However, the Committee may choose to set “target” incentive for performance above or below budget depending on the degree of difficulty in achieving budget in any one year. Similarly, the Committee establishes financial objectives for maximum incentive that are above budget, which is believed to be superior performance for the year.

2020 Committee Actions — Performance-based Annual Cash Incentive For 2020, the Committee established an annual incentive compensation threshold, target, and maximum payout for each NEO, as follows:

	Annual Incentive Compensation at Threshold*	Annual Incentive Compensation at Target*	Annual Incentive Compensation at Maximum*
R.H. Coker	48.0%	120.0%	240.0%
J.C. Albrecht	31.7%	79.2%	158.3%
R.D. Fuller	34.0%	85.0%	170.0%
J.M. Florence, Jr.	28.0%	70.0%	140.0%
J.A. Harrell, III	28.0%	70.0%	140.0%
R.C. Tiede	48.0%	120.0%	240.0%
* As a percentage of base salary

SONOCO 2021 PROXY STATEMENT          29

 Executive Compensation

In connection with their promotions in 2020, Messrs. Coker and Fuller’s annual incentive compensation threshold, target, and maximum payouts were increased to the amounts shown in the table above. Ms. Albrecht’s target percentage above represents January at a target bonus level of 70% and February through December at a target bonus level of 80%.

Financial performance measures are established each year. For 2020, the Committee considered base operating profit (“Base operating profit”) adding back depreciation and amortization (“Base OPBDA”), which focuses on Sonoco’s operating profitability, a critical metric for the annual cash incentive plan, and placed the largest weighting (50%) on this metric. Base operating profit and Base OPBDA are non-GAAP financial measures. Information about how Base operating profit was calculated is provided on page 25 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission.

Below is a reconciliation of Base operating profit to Base OPBDA in thousands:

2020 Base Operating profit                    $526,989

Plus: Depreciation and amortization*       253,903

2019 Base OPBDA                                $780,892

*Excludes amortization included in interest expense

In addition to Base OPBDA, the Committee selected base earnings per share (“BEPS”), sales volume growth and working capital as key performance variables essential to maximizing shareholder value. Year-over-year BEPS shows Sonoco’s improvement in its profitability on a per share basis. Growth in BEPS illustrates Sonoco’s emphasis on creating shareholder value and is the second highest weighted metric (20%) for the annual cash incentive. BEPS is a non-GAAP measure and information about how BEPS was calculated is provided on page 25 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission.

Sales volume growth is the year-over-year increase in revenue attributable to changes in volume and mix, excluding the impacts of price, exchange rates, acquisitions, divestitures and discontinued operations. For 2020, the target level for sales volume growth was less than in the prior year due to an updated assessment of our markets and general economic conditions.

A working capital cash gap days metric was included as a performance measure to bring increased attention to cash flow generation with a specific focus on working capital management. This metric reflected targeted year-over-year improvement of net working capital days (days of accounts receivable and inventory less days of accounts payable).

All of the NEOs were assigned the following financial measures and weightings for the 2020 annual cash incentive.

Incentive Plan Financial Measures	Weightings
Base OPBDA	50%
BEPS	20%
Sales Volume Growth	15%
Working Capital Cash Gap Days	15%

The financial measure goals established for the annual cash incentive at the beginning of the year, and the actual 2020 financial performance were as follows:

	Threshold	Target	Maximum	Actual 2020 Performance
Base OPBDA	0%	6.2%	7.0%	2.3%
BEPS	0%	3.4%	4.8%	-3.3%
Sales Volume Growth	0%	0.3%	0.6%	-2.4%
Working Capital Cash Gap Days	55.5	54.9	54.2	45.6

30          SONOCO 2021 PROXY STATEMENT

 Executive Compensation

Our Base OPBDA for 2020 was $780,892 thousand (2.3% growth), which resulted in this component’s 50% weighting of the annual cash incentive being earned at 62.03% of target. Information on how Base OPBDA was calculated can be found on page 30. BEPS was $3.41, which resulted in this component’s 20% weighting of the annual cash incentive performing below threshold and receiving zero payout. Information about how BEPS was calculated is provided on page 25 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission. Sales volume growth for 2020 was $(128,029) thousand, which resulted in this component’s 15% weighting of the annual cash incentive performing below threshold and receiving zero payout. Working capital cash gap days were 45.6 days, which resulted in this component’s 15% weighting of the annual cash incentive being earned at 200% of target. Overall performance of the 2020 Performance-based Annual Cash Incentive Plan was 61% of target.

The performance metrics and goals for the 2020 annual cash-incentive plan were approved by the Committee in early February 2020, when the global Coronavirus pandemic was in its early stages and there was still much uncertainty about its likely duration and impact on the global economy and on the Company’s financial condition and operations. The significantly below target performance for the base earnings per share and sales volume growth metrics in 2020 was directly attributable to the impact of the pandemic. Nonetheless, the Committee did not change any of the performance metrics or goals in response. As noted above, however, the Committee has discretionary authority to adjust payouts of the annual cash incentive to individual participants based on consideration of individual performance and/or other factors the Committee determines warrant an adjustment, such as external market challenges or extraordinary and unforeseen events that may create unintended consequences. Furthermore, the 2020 cash incentive plan provided that it was the intention of the Company to review the effects of extraordinary and unintended events on performance goals and results under the 2020 plan against the original intent of the performance goals to determine any necessary adjustments. Taking into account that the effects of the pandemic were clearly extraordinary and unforeseen, as well as the extraordinary response of the executive officers, the Committee determined that it would be appropriate to use its discretionary authority to increase the 2020 payout to 90% of the executives’ individual target amounts, with the exception of Mr. Tiede’s pro-rata payout, which was at 61% of his target amount.

In determining payouts to executives for 2020, the Committee took into consideration their exceptional teamwork and commitment as they worked under new leadership quickly to adapt global operations to meet the challenges presented by the pandemic, and continued to meet the needs of customers and other stakeholders. A number of specific examples the Committee considered included the following actions by the executive officers:

•      Quickly adjusting operations to accelerate production in the Company’s consumer businesses, while down-sizing and restructuring its industrial and protective solutions businesses

•      Maintaining solid employee safety metrics

•      Developing new initiatives and systems to support large scale work at home

•      Addressing employee needs precipitated by the pandemic, including adjusting working conditions, policies and benefits

•      Managing the overall earnings impact of the pandemic-induced recession significantly more effectively than the earnings impact was managed during the Great Recession

•      Continued optimization of the portfolio by acquisition of Can Packaging and sale of the Europe contract packaging business

•      Implementing a new severe weather management plan to address flooding at the Hartsville complex

•      Notwithstanding uncertain market conditions, successful issuance of $600 million of corporate bonds at a favorable interest rate to help support liquidity

•      Increasing diversity and inclusion initiatives, including setting specific goals, initiatives and metrics for 2023 and establishing a new Black Employees@Sonoco Business Resource Group

•      Addressing several long-term issues, including development of Project Horizon relating to the No. 10 paper machine and implementing a large-scale software upgrade and improvements to information technology organization and investment

Acting pursuant to delegated authority from the Committee, the Executive Committee also made discretionary adjustments from the earned amount of 61% of target up to 90% of individual targets for all but a limited number of the other participants in the 2020 cash-incentive plan based on individual, team, and division performance for 2020.

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Executive Compensation

The following table shows the dollar amount of annual cash incentive awarded to each of the NEOs for 2020 after applying the results of the performance measures and weightings mentioned above and adjusting the payouts to 90% of target. The table also includes the percentage of target, the actual percentage of each NEO’s base salary and the percentage of change from the prior year.

	Annual Incentive Compensation for 2020	Percentage of Target	Percentage of Base Salary	Percent Change from Prior Year
R.H. Coker	$794,921	90.0%	108.0%	196.9%
J.C. Albrecht	451,989	90.0%	71.4%	101.3%
R.D. Fuller	505,232	90.0%	76.5%	88.7%
J.M. Florence, Jr.	251,994	90.0%	63.0%	57.9%
J.A. Harrell, III	293,133	90.0%	63.0%	18.6%
R.C. Tiede	122,476	61.0%	73.2%	-83.5%

Changes to the Performance-based Annual Cash Incentive, Effective 2021

In February 2021, the Committee approved a proposal by Sonoco management to modify the Performance-based Annual Cash Incentive Plan in an attempt to simplify the design, and align the plan more closely to peer and market trends, as well as more accurately link pay to performance. The Performance-based Annual Cash Incentive Plan financial measures and weightings were changed from 50% OPBDA, 20% BEPS, 15% sales volume growth and 15% total working capital cash gap days to 50% EBITDA, 25% average net working capital cash gap days and 25% strategic objectives. The removal of BEPS metric in the Performance-based Annual Cash incentive is in combination with an increased weighting of BEPS in the Long-term Incentive Plan. This alleviates the duplication of the BEPS metric in both incentive plans. The Committee believes that the use of strategic objectives will emphasize key performance factors within management’s control and thus will enhance our long-term success and sustainability.

Long-term Equity Incentives

The Committee uses long-term equity incentives to align executives’ interests with long-term shareholder interests and to provide opportunities for increased stock ownership, which we believe enables us to attract and motivate our executives as well as promote retention. In 2020, long-term equity incentives were awarded under our 2019 Omnibus Incentive Plan, which was approved by our shareholders in 2019 (the “2019 Plan”). The 2019 Plan provides for various types of equity awards, including restricted stock, restricted stock units, stock appreciation rights, options, performance shares, and performance units. Each year, the Committee determines the types of awards that will be granted under our long-term plan then in effect, and establishes performance measures and performance periods for performance-based awards, and vesting schedules. The awards the Committee granted in 2020 under the 2019 Plan were comprised of performance contingent restricted stock units (“PCSUs”) and restricted stock units (“RSUs”).

To determine the amount of equity awards to be granted to each executive officer position, the Committee uses competitive survey data as previously described to first determine the target total direct compensation (base salary, performance-based annual cash incentives and long-term equity incentives) value to be provided for each executive officer position. We generally position target total direct compensation at approximately the median level (50th Percentile). However we do consider other factors such as time in the role, individual performance, internal equity and difficulty to replace. To establish the amount of long-term equity award for each position, the Committee subtracts the sum of the market rate or actual base salary (whichever is higher) and the annual cash incentive compensation target from the target total direct compensation amount derived from the competitive survey data. This amount of long-term equity award for each executive officer position is then denominated into a target mix of such types of awards permitted under the 2019 Plan as the Committee determines. For 2020, the target mix of awards for each officer was 67% PCSUs and 33% RSUs, which the Committee determined provides appropriate focus on financial goals and on long term value creation for the Company’s shareholders. The actual target number of PCSUs or RSUs for each officer position may be adjusted up or down from the competitive benchmark based on the assessment of individual performance in the past year. The Committee believes that varying the initial target shares under the plan provided a strong motivator to achieve personal performance objectives. As discussed below under “2020 Committee Actions - Changes to Long-Term Incentive Plan Design for 2020,” the Committee made changes to the design of Long-Term Incentive Plan with respect to awards granted in 2020.

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It is our practice to grant PCSUs, RSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year. During the February meeting, the Committee establishes the target goals and awards for the upcoming performance-based annual cash incentive as well as the long-term equity incentives. This allows the Committee to balance the elements of total direct compensation. It also allows granting of the equity awards close to the time of the annual performance reviews, which increases the impact of the awards by strengthening the link between pay and performance. The recipients and the corresponding number of shares of equity awards, including PCSUs and RSUs, are approved by the Committee at its regular meeting on the day prior to the Board of Directors meeting. We occasionally make special RSU or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment. We also occasionally make grants of RSUs to a corporate officer in recognition of a promotion or a change in position status. The effective date of these awards is the later of the date of approval by the Board in the case of a new officer election or the effective date of the promotion.

PCSUs – 67% of Equity Award

Grants of PCSUs are designed to reward participants for their contributions to the Company’s long-term success. The Committee believes that the NEOs have the most direct influence on achieving Company financial goals and therefore the PCSUs are weighted significantly more than RSUs. The Committee establishes performance requirements for meeting threshold, target and maximum goals that, in the judgment of the Committee, represent achievement of acceptable, superior and outstanding performance. Such goals are developed in the context of the Company’s stated objectives and longer term business outlook for total return to shareholders and returns on capital and equity.

Under the plan, actual PCSU shares earned are subject to the degree to which three-year Company financial goals are met and can vary between 0% and 200% of the target shares. PCSUs must meet threshold performance in order to achieve a payout.

Unvested PCSUs are forfeited upon termination of employment except in the case of death, disability, retirement or a change in control. If the participant’s employment is terminated as a result of death, disability, or retirement during the three-year performance period, the participant will be entitled to a settlement of any PCSUs that may vest at the end of the three-year performance period on a prorated basis equal to the time employed.

Upon consummation of a change in control that meets the criteria of Internal Revenue Code (“IRC”) Section 409A and the regulations thereunder, all unvested PCSUs will vest at target on a pro rata basis if the change in control occurs during the 3-year performance period. A lump sum payment equal to the aggregate fair market value of the PCSUs (using the weighted average stock price on the last trading day immediately preceding the change in control) will be issued to the participant, within 30 days following the change in control unless the PCSUs were subject to a deferral election. In such event, payment of the PCSUs will be paid out at the earliest date permitted under IRC Code Section 409A (and in accordance with any deferral elections previously made).

PCSUs do not have voting rights and do not pay any current dividends or credit any dividend equivalents on unvested PCSUs. For any PCSUs that vest, but are deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares.

RSUs – 33% of Equity Award

Grants of RSUs are intended to foster executive officer retention. RSUs have a three-year vesting schedule, vesting in one-third increments starting on the one-year anniversary of the date of grant. RSUs do not have voting rights and do not credit dividend equivalents on unvested shares. For any RSUs that vest, but receipt of which is deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares

Unvested RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will immediately vest upon the date of termination.

SSARs

Prior to 2020, SSARs were issued as a component of the annual equity grant. Previously granted SSARs provide the participant with the ability to profit from the appreciation in value of the Company’s stock. SSARs are only valuable to an executive if our stock price increases during the term of the award. The SSAR exercise prices were based on the closing price of our stock on the day of the February Board meetings on which the SSARs were awarded. SSAR awards granted between 2014 through 2019 vest over a period of three years and have a 10-year term from the date of grant. The first vesting date occurs on the one-year anniversary of the grant, and the SSAR will only have value if the award is both vested and the stock price increases above the grant price during the award’s ten-year term. SSARs are not credited with dividend equivalents.

Unvested SSARs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested SSARs will immediately vest upon the date of termination.

RSUs – Special Grants

We have a practice of making a special grant of time-vesting RSUs to individuals when they are first elected an executive officer in recognition of this event and the individual’s increased responsibility. Receipt of such RSUs occurs six months following separation from service. The value of RSUs granted is based on position. Special grant executive officer RSUs are credited with dividend equivalents, which are not paid out until receipt of the shares. The vesting of these RSUs may be structured in one of three ways: vesting in three equal increments on the third, fourth, and fifth anniversary of the grant if RSUs are granted all in one year; vesting on the third anniversary of each grant if granted over three years; or cliff vesting on the fifth anniversary of the grant.

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Executive Compensation

Unvested special grant RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination in the event of a change in control that meets the criteria IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will vest on a pro rata basis.

2020 Committee Actions — Long-term Equity Incentives

Changes to the Long-term Incentive Plan Design, effective 2020

In February 2020, the Committee approved a proposal by Sonoco management to modify the Long-Term Incentive Plan in an attempt to simplify the design, and align the plan more closely to peer and market trends, as well as more accurately link pay to performance. The Committee had been considering the modification for some time prior to 2020 and its decision to approve the modification was not precipitated by the Coronavirus pandemic. For grants made in 2020, the mix of total targeted long-term incentive compensation value was changed from 50% PCSUs, 25% SSARs, 25% RSUs to 67% PCSUs and 33% RSUs. Additionally, in an attempt to better align our pay-for-performance philosophy with shareholder interests, we have introduced return on invested capital (“ROIC”) as a performance metric in place of return on net assets employed (“RONAE”).

The Committee believes that the use of ROIC focuses decision-making on value creation and captures how well a company and its management team use its capital (both equity and debt) to generate earnings.

PCSUs

On February 12, 2020, the Committee approved PCSU grants to our executives, including the NEOs, for the 2020 - 2022 performance period. The value of the PCSU grants was weighted at 67% of the NEOs’ total long-term incentive compensation award. The FASB ASC Topic 718 grant date fair values of PCSUs granted to the NEOs and the number of PCSUs available at threshold, target, and maximum are shown in the “2020 Grants of Plan-based Awards” table on page 43.

The Committee established goals for performance vesting of the 2020-2022 PCSUs based on two key financial measures: average return on invested capital (“ROIC”) and cumulative growth in Base Earnings Per Share (“BEPS”) over the three-year performance period. The Committee believes that both elements are critical factors in determining long-term shareholder value. For the 2020 awards, the average three-year ROIC is weighted 60% and the three-year cumulative growth in BEPS is weighted 40%.

These goals are as follows:

	Threshold Vesting	Target Vesting	Maximum Vesting
Average Three-Year ROIC*	10.3%	10.6%	11.2%
Three-Year Cumulative Annual Growth in BEPS**	2.0%	4.0%	6.0%

*     Required performance levels will be adjusted to reflect capital invested in acquisitions over the three-year period. The ROIC will be adjusted down for every dollar of capital investment made in acquisitions at an effective rate of .12% for every $100 Million of acquisition investment multiplied by the percent of time remaining in the three-year performance cycle as of the date of the acquisition.

**   Base Earnings per Share Growth Rate (BEPSGR) is the compounded annual growth rate represented by the cumulative BEPS (as adjusted to exclude certain items) for the three years of the measurement period, relative to BEPS for the most recently completed year preceding the grant date.

The Committee establishes financial performance goals each performance year. These goals are not intended to be a prediction of how the Company will perform during the performance year or in any future period. The Committee establishes these goals solely to help it align pay with performance. The goals are not intended to provide investors or any other party with guidance about our future financial performance or operating results. We strongly caution you not to take the financial performance metrics or strategic and business accomplishments disclosed below as a form of guidance, because they are not intended to be such. You cannot rely on any of the disclosures contained in the Compensation Discussion and Analysis as a prediction of the Company’s future performance.

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RSUs

On February 12, 2020 the Committee approved time-vested RSU grants to our executives, including the NEOs. The RSU awards were weighted at 33% of the NEOs’ total long-term incentive compensation award. The RSUs vest in equal installments on the first, second and third anniversaries of the grant. The grant date fair values and the number of RSUs granted to each of the NEOs are included in the “2020 Grants of Plan-Based Awards” table on page 43. Target awards were calculated as described under “Long-term Equity Incentives” on page 32.

These RSU awards for each of the NEOs’ combined with their PCSU awards discussed above, equate to approximately 69% of the CEO’s and 53% of the other NEOs; target total direct compensation, which is consistent with our pay for performance objective.

CEO Transition Award

In connection with Mr. Coker’s promotion to President and Chief Executive Officer, effective February 1, 2020, the Compensation Committee decided to increase the 2020 long-term equity award for Mr. Coker (67% PCSUs and 33% RSUs) to a dollar value of $2,000,000. The compensation analysis was performed using the process described on page 28 under “Use of National Market Surveys and Peer Company Data”. In addition, and as a part of his new role as CEO, Mr. Coker received a one-time special RSU grant valued at $2,000,000 with five-year cliff vesting.

The Compensation Committee decided not to grant equity awards to Mr. Tiede in 2020 due to his retirement effective February 2020.

Other 2020 Committee Actions

As a result of Mr. Fuller’s promotion to Executive Vice President effective February 1, 2020, the Committee approved an increase in his 2020 long-term equity award (67% PCSUs and 33% RSUs) to a dollar value of $1,500,000. In response to Mr. Harrell’s promotion to Vice President, Americas Industrial effective March 1, 2020, the Committee approved an increase in his 2020 long-term equity award (67% PCSUs and 33% RSUs) to a dollar value of $375,000. The compensation analysis was performed using the process described on page 28 under “Use of National Market Surveys and Peer Company Data”.

Results of 2018-2020 PCSU Performance Cycle

On February 14, 2018, the Committee granted PCSUs to our executives, including the NEOs, which represented 50% of each NEO’s long term equity award. The target performance for the average three-year RONAE was 11.15%, which reflects application of the original plan provisions related to capital investments made in acquisitions to the initial target level (11.80%), and the target performance for the three-year cumulative BEPS was 6.80%. The vesting of these PCSUs was dependent on achieving pre-determined growth levels of average RONAE and cumulative BEPS growth for the three-year performance period from January 1, 2018 through December 31, 2020.

The Company’s actual performance for RONAE was a three-year average of 11.21% and was above target performance under the plan. The Company achieved a cumulative BEPS of $10.32 for the three-year performance period which was at above target. At the end of 2020, PCSUs vested at 133.4% of target. The PCSUs that have been earned and have vested are shown in the “2020 Option Exercises and Stock Vested” table on page 46.

Changes to the Long-term Incentive Plan Design, Effective 2021

In February 2021 the Committee approved a proposal by Sonoco management to modify the Long-term Incentive Plan in an attempt to align the plan more closely to peer and market trends, as well as more accurately link pay to performance. For grants made in 2021, the mix of total targeted long-term incentive compensation value was changed from 67% PCSUs and 33% RSUs to 60% PCSUs and 40% RSUs. As we have removed the BEPS metric in the Performance-based Annual Cash Incentive Plan we have increased its performance weighting in the Long-term Incentive Plan from 40% to 50%. To accommodate an increased weighting of BEPS, the ROIC weighting was changed from 60% to 50%. The Committee felt that it was important to make these changes to ensure that there is a key focus on driving shareholder value in the Long-term Incentive Plan.

2020 Committee Actions in Connection with Appointment of New CEO, and Resignation and Retirement of Former CEO

New CEO

In response to the February 1, 2020 resignation of Mr. Tiede as President and CEO, the Governance and Nominating Committee approved the promotion of Mr. Coker to the position of President and CEO. In connection with his promotion, the Compensation Committee made the following adjustments to his compensation, effective February 1, 2020. Mr. Coker’s base salary was increased 36% as an initial step toward transitioning him to a competitive compensation structure consistent with his new position and experience. Mr. Coker’s Annual Incentive Compensation threshold, target and maximum payouts was increased to 48%, 120%, and 240%, respectively, effective January 1. The increase in base salary and incentive compensation was determined using National Market Surveys and peer company data pursuant to the processes described on page 28 under “Use of National Market Surveys and Peer Company Data.” Mr. Coker was also granted an equity award increase of $1,000,000 and a one-time special RSU grant valued at $2,000,000. The special RSUs will vest on the fifth anniversary of the grant. This grant will accumulate dividend equivalents and receipt occurs six months following separation from service.

Former CEO

In connection with his resignation as President and CEO, effective February 1, 2020, and retirement, effective February 29, 2020, the Company entered into an early retirement and consulting agreement with Mr. Tiede pursuant to which he was

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Executive Compensation

paid the compensation elements described below. To assist it in determining the amount and form of compensation to be paid to Mr. Tiede, the Committee engaged the services of its independent compensation consultant, FW Cook, to perform market analysis and provide advice. Commencing March 1, 2020 and ending February 28, 2021, Mr. Tiede was paid a consulting fee of $50,000 per month, and was given credit for the period that he served as a consultant for purposes of vesting certain of his outstanding equity awards under the 2014 Long-Term Incentive Plan and the 2019 Omnibus Incentive Plan. In addition, in recognition of his entering into the consulting agreement, the one-time special restricted stock units granted to him when he was named Chief Executive Officer vested at 40% on February 29, 2020, rather than 100% at the end of five years. He continued to receive medical insurance under the current terms for one year, and certain other customary benefits. The total dollar value of the additional amounts to which Mr. Tiede was entitled under the early retirement and consulting agreement with respect to the foregoing equity awards (assuming a Sonoco stock price of $59 per share at January 24, 2020, and vesting of the awards at target) was approximately $2.568 million. The agreement also includes global eighteen-month noncompetition and non-solicitation provisions.

In addition to these amounts, upon his retirement, Mr. Tiede also became entitled to the benefits under the Company’s nonqualified deferred compensation plans under the terms and on the payment schedules of the plans as discussed under “—2020 Nonqualified Deferred Compensation” beginning on page 50, and a pro-rata portion of his 2020 annual incentive compensation award in the amount of $122,476. As an executive officer elected after April 1, 2004, Mr. Tiede, who was 61 at retirement, will continue to receive Company-paid term life insurance coverage equal to approximately three times his 2019 base salary until the age of 65. See “—Description of Other Executive Compensation and Benefit Elements – Executive Life Insurance” on page 37. Mr. Tiede had been with the Company since 2004.

Description of Other Executive Compensation and Benefit Elements

Employment Contracts and Potential Payments Upon Termination or Change in Control

The Company has not historically provided employment contracts, severance agreements, change in control agreements, or other such financial security arrangements to our executive officers. We may, however, from time to time, assume an existing employment contract in connection with an acquisition and/or negotiate individual severance compensation arrangements in exchange for a non-compete agreement at the time of separation as circumstances warrant. See “2020 Committee Actions in Connection with Appointment of New CEO and Resignation and Retirement of Former CEO – Former CEO” immediately above for a discussion of the Committee’s actions in connection with Mr. Tiede’s resignation and retirement in February 2020.

Our long-term equity incentive plans do contain provisions for prorated or accelerated vesting of equity awards in the event of death or disability, and in certain cases, retirement or change in control. SSAR grants and RSU grants provide that if involuntary (or good reason) termination of employment occurs within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, unvested SSARs and RSUs will immediately vest upon the date of termination. The Committee believes these provisions are necessary so that the executive officers can focus on long-term Company growth and improving stock value without being concerned about risk of forfeiture. PCSU grants provide that unvested stock units will vest on a pro rata basis at target upon a change in control during the three-year performance period. The Committee believes performance metrics can be disrupted and possibly become obsolete in determining the appropriate number of shares to vest during a change in control. See “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 54. These provisions apply similarly to all plan participants, including those below the executive officer level.

	Termination	Retirement	Death/Disability	Change in Control
PCSUs – 67% award	Forfeit unvested shares	Vested shares determined by performance at end of performance period and prorated based on period of employment during performance period	Vested shares determined by performance at end of performance period and prorated based on period of employment during performance period	Unvested shares vest at target on a pro rata basis upon CIC.
RSUs – 33% award	Forfeit unvested shares	Forfeit unvested shares	Immediate vesting upon death/disability	If involuntary (or good reason) termination of employment within two years of CIC, immediate vesting upon termination.
SSARs	Forfeit unvested shares	Forfeit unvested shares	Immediate vesting upon death/disability	If involuntary (or good reason) termination of employment within two years of CIC, immediate vesting upon termination.
RSUs – special grant	Forfeit unvested shares	Forfeit unvested shares	Vests on a pro rata basis, subject to approval from Committee	Vests on a pro rata basis upon CIC.

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Executive Compensation

Deferred Compensation Plan

The Deferred Compensation Plan for Corporate Officers is a nonqualified deferred compensation plan (“NQDC”) we provide for our executive officers, including our NEOs, which is in line with general market practice, and the Committee believes it is an important part of an attractive rewards program necessary to recruit and retain qualified executive officers. Under the NQDC, our NEOs may voluntarily defer the receipt of a portion of base salary, annual incentive awards, restricted stock units and/or performance contingent restricted stock units. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payments of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. The plan and accumulated balances are described in more detail under the “2020 Nonqualified Deferred Compensation” table on page 50.

Executive Benefit Elements

We have two benefits that apply only to executive officers: an executive life insurance benefit and supplemental executive retirement benefits. The Committee has included these two elements in the overall compensation program to serve as a recruiting and retention vehicle. Attracting and retaining high caliber talent is challenging, and these two benefits are designed to help ensure long-term retention of key senior talent.

Executive Life Insurance

We provide most of our active employees with company-paid life insurance that is currently limited to $100,000. For executive officers, we provide an alternative executive life insurance benefit. Executive officers elected on or after April 1, 2004, receive company-paid term life insurance coverage that is approximately equal to three times base salary until the later of retirement or age 65. All of our NEOs are covered under this benefit. The Committee believes that this amount of coverage is in line with industry practice and provides life insurance coverage in line with the earnings level of an executive officer.

Supplemental Executive Retirement Plan Benefits

Supplemental executive retirement plan benefits are one component of the executive compensation reward strategy and are offered under the Omnibus Benefit Restoration Plan in one of two formats, depending on when an NEO became an officer.

•      Defined contribution supplemental executive retirement benefit (the DCSERP), or

•      Defined benefit supplemental executive retirement benefit (the DBSERP)

Executive officers elected after January 1, 2008, may participate in the DCSERP under which they receive an annual nonqualified plan contribution equal to 10% of the prior year’s salary and earned incentive under the annual incentive plan. Seventy-five percent of the annual contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. Twenty-five percent is issued in Sonoco deferred restricted stock units. The benefit vests at age 55 for participants with at least five years of service as an executive officer, and is not available for payment until six months following termination of employment.

After retirement, an officer’s vested DCSERP “account” is paid in three installments, with the first installment payable six months after an officer’s retirement date, the second installment payable in January of the next year following the first installment, and the third installment payable in January of the year following the second installment. All NEOs currently participate in this plan. Upon his retirement February 29, 2020, Mr. Tiede became eligible to begin receiving the installment payments as outlined above.

Executive officers elected before January 1, 2008 participate in the DBSERP which, when combined with the tax-qualified Sonoco Pension Plan (“Pension Plan”), defined benefit restoration benefit (DB Restoration) and full Social Security benefits, equals 60% of the executive officer’s final average cash earnings, assuming age 65 retirement with at least fifteen years of Company service. The calculation excludes long-term compensation in any form. Officers elected before January 1, 2006, became fully vested in their DBSERP benefit upon the completion of five years service in the DBSERP. Officers elected after January 1, 2006, became fully vested in their DBSERP benefit upon completion of five years service in the DBSERP and attainment of age 55. In line with amendments to the Company’s broad-based defined benefit retirement plans, no additional benefits accrue under the DBSERP after December 31, 2018. NEOs whose DBSERP benefit accruals were frozen effective December 31, 2018 began participating in the DCSERP effective January 1, 2019.

The DBSERP benefit will be paid in three equal installments after retirement, with the first installment payable six months after an officer’s retirement date, the second installment payable six months after payment of the first installment, and the third installment payable 12 months after the payment of the second installment. The payment of the installments may be extended if needed to eliminate adverse accounting treatment to the Company. Mr. Fuller is an NEO elected before January 1, 2008, and therefore has a frozen DBSERP effective December 31, 2018, and began earning his executive retirement benefit effective January 1, 2019 under the DCSERP.

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Executive Compensation

In addition to the supplemental executive retirement benefits (DBSERP or DCSERP), there are broad-based retirement benefits that apply to the NEOs, which are explained in more detail on pages 48 and 52. The NEO’s date of hire will determine eligibility for the broad-based retirement plans. The table below indicates the retirement benefits applicable to each NEO in 2020:

More detailed descriptions of the DBSERP benefit, the DCSERP benefit, the qualified Pension Plan, the DB Restoration benefit, the Sonoco Retirement Contribution, Company Match and DC Restoration benefit are set forth under “Sonoco Pension Plan” on page 48, “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” on page 48 and the “2020 Nonqualified Deferred Compensation Plans” on page 52.

Executive Perquisites

In support of our pay-for-performance philosophy, executive perquisites are minimal. Executive officers are permitted occasional use of the company aircraft for personal travel or family emergencies. The CEO also uses the company aircraft for regular business travel because we believe his use of the aircraft helps minimize time involved in commercial travel that could otherwise be directed to our business, and enhances his security. For other officers, personal use of the aircraft is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies. The Company does not provide a tax gross-up for the imputed income relating to the personal use of a Company plane.

With the exception of gross-ups that might be paid pursuant to our broad-based employee relocation assistance plan, which covers all eligible salaried employees, we do not provide income tax gross-ups to our NEOs, and our Compensation Committee has adopted a resolution that prohibits such payments.

Executive Compensation Policies

Executive Officer Stock Ownership Guidelines

To emphasize the importance of linking executive and shareholder interests, the Board of Directors adopted stock ownership guidelines for executive officers. The target level of ownership of common stock (or Common Stock Equivalents) was established as a multiple of each executive officer’s annual base salary as outlined below:

Beginning on July 1, 2011, and until the executive attains the target ownership level, the executive is required to hold in shares at least one-half of the realized gains (less taxes) from the vesting or exercise of equity awards.

Common stock held in the Sonoco Retirement and Savings Plan, stock equivalents earned through nonqualified deferred compensation plans, vested RSUs, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Unvested RSUs and shares that may be acquired through the exercise of stock options or SSARs are not included in the calculation of stock ownership for guideline purposes.

38          SONOCO 2021 PROXY STATEMENT

Executive Compensation

Anti-hedging Policy

The Board of Directors has adopted an anti-hedging policy for Company stock. Sonoco considers it inappropriate for any director, officer (including all NEOs), or other employee to enter into speculative transactions in Sonoco stock. Such activities may put personal interests and objectives in conflict with the best interests of the Company and its stockholders. Therefore, our policy prohibits the purchase or sale by any director, officer or employee of puts, calls, options, warrants, or other derivative securities based on the Company’s stock. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. All Directors and Named Executive Officers were in compliance with the policy as of December 31, 2020.

Anti-pledging Policy

The Board of Directors has adopted an anti-pledging policy with respect to Company stock owned by Directors and executive officers. The policy provides that Directors and executive officers who are subject to target Sonoco common stock ownership guidelines may not pledge any of the shares they are required to own under such guidelines to secure any indebtedness.

As discussed above under “--Executive Officer Stock Ownership Guidelines” and under “Security Ownership of Management – Director Stock Ownership Guidelines,” the Board has established target stock ownership guidelines for Directors and executive officers because it believes that the interests of Directors and executive officers should be closely aligned with those of shareholders by sharing with other shareholders the risks and rewards of stock ownership. The Board recognizes that pledging of shares may be perceived as contrary to this goal because of the perception that doing so may allow a pledging shareholder to reduce the risks of stock ownership. Accordingly, the Board determined that it would be appropriate to adopt a policy prohibiting Directors and executive officers from pledging the shares of their Company stock they are required to own under the ownership guidelines.

In adopting the policy, however, the Board recognized that a complete prohibition on pledging Company stock could result in financial hardship for Directors and executive officers subject to the policy. The Board observed that, if Directors and executive officers were not permitted to pledge any of the shares owned by them, their only alternative to obtain liquidity from shares owned in excess of the target number would be to sell the shares, and thereby reduce the alignment between their interests and those of other shareholders. Therefore, the Board determined that it would be appropriate to restrict Directors and executive officers from pledging only the portion of their Company stock that is subject to target ownership guidelines in order to afford them greater access to liquidity to meet personal obligations, and to encourage continued ownership of Company shares.

All Directors and named executive officers were in compliance with this policy as of December 31, 2020.

Incentive Compensation Clawback Policy

The Board of Directors adopted a “clawback” policy in 2014 covering payments of incentive-based compensation to current and former executive officers. The policy provides that, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to our current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Committee determines that any such incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Committee will review the facts and circumstances and, to the extent permitted by applicable law, may seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results.

The Committee has sole discretion to determine whether, and the extent to which, to require any such repayment and to determine the form and timing of the repayment, which may include repayment by the executive officer or an adjustment to the payout of a future incentive. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities.

For purposes of this policy, “executive officers” include all persons designated by the Board of Directors as Section 16 reporting officers.

Role of Independent Compensation Consultant

The Committee seeks input from FW Cook, its independent compensation consultant, in its decision-making process. The independent consultant reports directly to the Committee, and the Committee has the sole authority to retain or dismiss the consultant. The independent consultant does not provide services to the Company in any area other than executive and director compensation on behalf of the Committee.

The independent consultant is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter, which is summarized under “Corporate Governance — Board Meetings and Committees of the Board — Executive Compensation Committee” on page 17 and is also available through the Investor Relations section of our website at sonoco.com. The independent consultant periodically advises the Committee as to trends in executive compensation and also provides specialized studies or expert advice as requested with respect to executive compensation issues. In 2020, the independent consultant conducted a competitive compensation review of our NEOs compared to our Peer Group’s NEOs, provided an update of compensation trends and regulatory developments, assisted in analysis of our CEO transition, analyzed the Company’s

SONOCO 2021 PROXY STATEMENT          39

Executive Compensation

use of share-based compensation compared to our Peer Group, completed a realized pay analysis compared to our Peer Group, assisted in the preparation of the Company’s public filings with regard to executive compensation, provided advice on application of the CEO Pay Ratio regulations, reviewed implications of tax reform, and provided quarterly COVID-19 compensation trend updates. In early 2020, the independent consultant also provided the Committee advice and performed market analysis in connection with compensation to be paid to our former CEO upon his early retirement. The independent consultant meets with the Committee at least once a year and attends regular Committee meetings in person or by telephone as requested. The independent consultant also provides advice and performs competitive analysis with respect to director compensation, as requested, for the Corporate Governance and Nominating Committee.

From time to time, management engages the services of other compensation consultants to assist with matters relating to executive officer and employee compensation. In 2020, management engaged Aon to provide compensation and benefit survey data, executive benefit calculations, FICA tax calculations and assistance with document drafting.

The Compensation Committee has assessed the independence of FW Cook and Aon pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange and concluded that neither FW Cook nor Aon’s work for the Compensation Committee and management, respectively, raises any conflict of interest.

Role of Executive Officers in Determining
Executive Compensation

In order to evaluate performance and use it as a basis for making compensation decisions, the full Board of Directors participates in a formal performance review process that is used for determining the CEO’s compensation. The CEO provides a written evaluation of his performance against objectives at year-end to each director. Each individual director completes a written evaluation of the CEO’s performance. Results are compiled by the Chair of the Corporate Governance and Nominating Committee, who then provides a copy to each director prior to the first Board of Directors meeting for the year. The Committee uses this summary from the Board of Directors to make decisions relative to the CEO’s compensation. The Committee also uses input from its independent compensation consultant in making decisions regarding the CEO’s compensation. The CEO does not participate in decisions regarding the determination of his own compensation, other than to prepare the summary of his results versus objectives for the year as described above.

For the other NEOs and executives, the Committee receives input and recommendations from our CEO as well as its independent compensation consultant. The NEOs or other officers do not have a role in the determination of their own compensation except to provide and discuss their performance against objectives during their annual performance reviews.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2020, and in this Proxy Statement.

M.D. Oken (Chair)

P.L. Davies

R.G. Kyle

B.J. McGarvie

J.M. Micali

S. Nagarajan

T.E. Whiddon

Compensation Risk Review

With the assistance of the Committee’s independent compensation consultant, the Committee reviews our compensation policies and practices applicable to our employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. The key features of the executive compensation program that support this conclusion are the following:

•    Appropriate pay philosophy, peer group and market positioning

•    Effective balance between cash and equity compensation, and short- and long-term performance focus

•    Performance objectives with an appropriate level of difficulty that reflects the Board-approved annual budget and long-term strategic planning objectives

•    Multiple performance metrics in the annual and longer-term incentive programs that are intended to create a balanced focus on growth, profitability and asset efficiency, as well as absolute stock price appreciation

•    The Committee’s ability to use its discretion to reduce earned incentive compensation based on a subjective evaluation of the quality of earnings, individual performance and other factors

•    Meaningful risk mitigators such as substantial stock ownership guidelines and anti-hedging, anti-pledging and clawback policies, Committee oversight, and use of an independent external consultant

•    Incentive plans do not reward individuals for behaviors that can place the Company at risk (for example, incentives based on financial hedging transactions or incentives based on customer transactions that have significant financial risk).

40          SONOCO 2021 PROXY STATEMENT

Executive Compensation

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
R. Howard Coker	2020	$736,038		-0-	$4,020,436	-0-	$794,921	$1,018,274	$246,254	$6,815,923
President and	2019	544,374		-0-	776,097	250,004	267,719	1,056,724	169,434	3,064,353
Chief Executive Officer	2018	498,974		-0-	570,206	183,754	540,876	-0-(7)	98,682	1,892,492
Julie C. Albrecht *	2020	633,448		-0-	1,316,032	-0-	451,989	-0-	167,784	2,569,253
Vice President and	2019	509,131		-0-	750,051	200,052	224,514	-0-	127,881	1,811,528
Chief Financial Officer	2018			-0-
Roger D. Fuller	2020	660,434		-0-	1,520,322	-0-	505,232	1,186,171	182,978	4,055,147
Executive VP – Global Industrial	2019	544,374		-0-	750,101	250,004	267,719	1,267,654	168,574	3,248,426
and Consumer	2018	500,694		-0-	551,327	183,754	542,741	255,728	19,700	2,053,943
John M. Florence, Jr.**	2020	399,990		-0-	628,353	-0-	251,994	-0-	101,102	1,381,438
General Counsel, Secretary and	2019			-0-
Vice President, Human Resources	2018			-0-
James A. Jarrell, III**	2020	465,290		-0-	391,020	-0-	293,133	841,583	125,265	2,116,291
Vice President -	2019			-0-
American Industrial	2018			-0-
Robert C. Tiede	2020	167,278	(6)	-0-	42,259	-0-	122,476	-0-	1,602,092	1,934,105
Former President and	2019	945,983		-0-	2,513,695	820,007	744,364	-0-	378,636	5,402,685
Chief Executive Officer	2018	814,077		-0-	3,786,463	586,251	1,332,354	-0-	292,096	6,811,241

*       Ms. Albrecht was not an NEO in 2018.

**     Messers Florence and Harrell were not NEOs in 2018 or 2019.

(1)   Awards were made in the form of RSUs and PCSUs. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with FASB ASC Topic 718. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded. The number of RSUs awarded may be found in the “2020 Grants of Plan Based Awards Table” on page 43. The value of each individual PCSU award is determined by the grant date fair value multiplied by the target number of PCSUs, which is based on the probable outcome of the performance conditions determined as of the grant date. Assumptions made in valuation of these awards are set forth in Note 12 to our financial statements for the year ended December 31, 2020, which are included in our 2020 Annual Report to Shareholders. Assuming the maximum level of performance was achieved at the end of the 2020-2022 three-year performance cycle, valued at the 2020 grant date fair value, the maximum award value for the 2020-2022 PCSU performance period would be $2,680,080 for Mr. Coker, $1,742,000 for Ms. Albrecht, $2,010,008 for Mr. Fuller, $824,200 for Mr. Florence, and $502,528 for Mr. Harrell. Mr. Tiede did not receive a 2020 grant. The annual equity awards do not accumulate dividend equivalents unless vested and deferred, and are not subject to accelerated vesting, except as described in the footnotes to the table “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 54.

The DCSERP as described under “Nonqualified Deferred Compensation Plans” on page 52 applies to the CEO and all NEOs. Seventy-five percent of the contribution each year is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. These amounts are reflected in column (i) and described under footnote (5). Twenty-five percent of the contribution is invested in deferred restricted stock units. The amounts invested in deferred restricted stock units based on salary and earned incentive compensation for Messrs. Coker, Fuller, Florence, Harrell, Tiede and Ms. Albrecht in 2019 and credited in 2020 were $20,302, $20,302, $13,292, $15,986, $42,259 and $16,017, respectively, and are reflected in column (e). The amounts earned in 2020 and awarded in 2021 in deferred restricted stock units were $38,274, $29,142, $16,300, $18,961, $7,244 and $27,136 for Messrs. Coker, Fuller, Florence, Harrell, Tiede and Ms. Albrecht, respectively, and, except for Mr. Tiede who is no longer an NEO, will be reflected in the 2021 summary compensation table if each remains an NEO.

Upon being named Chief Executive Officer effective February 1, 2020, Mr. Coker was awarded a one-time grant of 35,212 RSUs in addition to the annual equity award. These shares will vest when the time-based restriction lapses on the fifth anniversary of the grant, February 1, 2025, if Mr. Coker is actively employed by the Company on that date. At a grant date stock price of $56.80 per share, the award is valued at $2,000,042. This award is further described on page 35 under the caption “2020 Committee Actions – Long-Term Equity Incentives – CEO Transition Award”

SONOCO 2021 PROXY STATEMENT          41

Executive Compensation

(2)   Awards were made in the form of SSARs. In 2020 no SSARs were granted. The amounts shown for 2019 and 2018 are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. The grant date present values were estimated using a binomial option-pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of our stock price. The SSARs will not confer an actual dollar benefit on the holder unless they vest and are subsequently exercised at a time when the market value of the stock exceeds the exercise price of the SSARs. SSARs are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicated on or controlled by the present value estimates presented.

(3)   The 2020 amounts are payouts of awards pursuant to our performance-based annual cash incentive as discussed on page 29 of the “Compensation Discussion and Analysis.” The amounts shown were paid to the NEOs in March of the following year. For Mr. Tiede, the amount shown for 2020 represents one-sixth of his 2020 annual cash incentive which paid out at 61% of target.

(4)   Pension pay and benefit service were frozen on December 31, 2018. Therefore, no pension benefits accrued in 2020 for any NEOs. For Messrs. Coker, Fuller, and Harrell, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans and supplemental executive retirement plans shown in the “2020 Pension Benefits” table on page 47, from the pension plan measurement date used for our audited financial statements for the prior completed fiscal year to the pension plan measurement date used for the audited financial statements for the covered year shown in the table. These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Increases in the present value of accumulated benefits resulted from updated interest rates and mortality. Ms. Albrecht and Messrs. Florence and Tiede do not participate in these plans.

(5)   All other compensation for 2020 consisted of the following components for each NEO:

	Perquisites (a)	Executive Life Insurance (b)	Company Contributions and Accruals to Defined Contribution Plans (c)	Company Contributions to the Defined Contribution SERP (d)	Post Employment Payments (e)	All Other Compensation Total (f)
R.H. Coker	$27,461	$9,103	$94,868	$114,822		$246,254
J.C. Albrecht	-0-	6,082	80,294	81,408		167,784
R.D. Fuller	-0-	8,246	87,307	87,425		182,978
J.M. Florence, Jr.	-0-	1,750	50,453	48,899		101,102
J.A. Harrell, III	-0-	4,627	63,756	56,882		125,265
R.C. Tiede	-0-	29,365	82,317	21,732	$1,458,678	1,602,092

(a)   Mr. Coker’s perquisites consisted of $27,461 for personal use of the corporate aircraft, computed at the aggregate incremental cost to the Company. The aggregate incremental cost to us for corporate aircraft usage was $2,010.60 per hour in 2020, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under maintenance service plan, and landing and crew expenses. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

(b)   Includes premiums we paid for the executive life insurance benefits. We do not provide tax gross ups on these company paid premiums.

(c)   Comprised of Company contributions to the tax-qualified Sonoco Retirement and Savings Plan, and the related non-qualified defined contribution restoration benefit (“DC Restoration”), which keeps employees whole with respect to our contributions that were limited by tax law. Company contributions include a Company match and an annual retirement contribution. Refer to table on page 38 for information on NEOs’ participation in defined contribution plans.

(d)   The DCSERP as described under “Nonqualified Deferred Compensation Plans – DCSERP” on page 52 applies to all NEOs. Seventy-five percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the amounts shown in column (d) to this footnote 5. Twenty-five percent of the contribution will be issued in Sonoco deferred restricted stock units and is further described under footnote (1) and disclosed in column (e) of the Summary Compensation Table.

(e)   Includes the post-employment payments in connection with Mr. Tiede’s early retirement, that he would not otherwise have been entitled to upon retirement as outlined in “— 2020 Committee Actions in Connection with Appointment of New CEO and Resignation and Retirement of Former CEO – Former CEO” on page 35. This includes: the monthly consulting fee for the period of March through December totaling $500,000, unused vacation pay pursuant to the Company’s vacation pay policy totaling $114,924, premiums for post-employment medical and dental insurance coverage totaling $10,169, and 40% of the vested value of the special restricted stock grant, including dividend equivalents that had been provided to Mr. Tiede upon becoming the President and Chief Executive Officer. The restricted stock grant vested on February 29, 2020 with a value of $836,202, using the closing stock price of $48.21 and was settled on December 15, 2020 at a value of $1,040,114, using a closing stock price of $60.15. This settlement value includes dividends issued on December 10, 2020 valued at $7,383, to which Mr. Tiede would not otherwise have been entitled upon retirement.

(6)   Mr. Tiede elected to defer $66,912 of this amount into a stock equivalent account under the Deferred Compensation Plan for Corporate Officers in compliance with IRC Section 409A. The value of this account was not payable until at least six months after his separation from service from the Company, which occurred February 29, 2020. The Deferred Compensation Plan for Corporate Officers is described under the caption “Nonqualified Deferred Compensation Plans” on page 52.

(7)   The 2018 amount for Mr. Coker was $(303,604).

42          SONOCO 2021 PROXY STATEMENT

Executive Compensation

2020 Grants of Plan-based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (i)	Grant Date Fair Value of Stock and Option Awards ($) (5) (l)
Name (a)	Grant Date (b1)	Committee Action Date (b2)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
R. H. Coker
Annual Cash Incentive	NA	02-12-2020	$353,298	$883,246	$1,766,491
PCSUs	02-12-2020	02-12-2020				12,885	25,770	51,540		$1,340,040
RSUs	02-12-2020	02-12-2020							12,677	680,354
RSUs	02-12-2020	02-12-2020							35,212	2,000,042
J.C. Albrecht
Annual Cash Incentive	NA	02-12-2020	200,884	502,210	1,004,420
PCSUs	02-12-2020	02-12-2020				8,375	16,750	33,500		871,000
RSUs	02-12-2020	02-12-2020							8,289	429,015
R. D. Fuller
Annual Cash Incentive	NA	02-12-2020	224,548	561,369	1,122,738
PCSUs	02-12-2020	02-12-2020				9,664	19,327	38,654		1,005,004
RSUs	02-12-2020	02-12-2020							9,597	515,328
J.M. Florence, Jr.
Annual Cash Incentive	NA	02-12-2020	111,997	279,993	559,986
PCSUs	02-12-2020	02-12-2020				3,963	7,925	15,850		412,100
RSUs	02-12-2020	02-12-2020							4,023	216,253
J.A. Harrell, III
Annual Cash Incentive	NA	02-12-2020	130,281	325,703	651,406
PCSUs	02-12-2020	02-12-2020				2,416	4,832	9,664		251,264
RSUs	02-12-2020	02-12-2020							2,592	139,756
R. C. Tiede
Annual Cash Incentive	NA	02-12-2020	80,293	200,734	401,467
PCSUs (6)	02-12-2020	02-12-2020				-0-	-0-	-0-		-0-(5)
RSUs (5)	02-12-2020	02-12-2020							744	42,259(5)

(1)   The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the performance-based annual cash incentive awarded in 2020 under the 2019 Omnibus Incentive Plan, as discussed on page 29 of the “Compensation Discussion and Analysis” and the actual performance payout is reflected in column (g) of the Summary Compensation Table.

(2)   The amounts in columns (f), (g) and (h) represent the threshold, target and maximum awards established for PCSUs awarded in 2020 under the 2019 Omnibus Incentive Plan. Information about determining the number of award shares, the performance-based conditions and vesting of these awards is provided on page 34 of the “Compensation Discussion and Analysis” section.

(3)   As described in Footnote 1 of the “Summary Compensation Table”, these amounts represent the 2020 RSU awards, under the 2019 Omnibus Incentive Plan, that vest in equal installments on the first, second and third anniversaries of the grant date, plus the portion of the DC SERP benefit invested in deferred restricted stock units. For Mr. Coker also includes 35,212 RSUs awarded as a one-time grant for his promotion to President and Chief Executive Officer effective February 1, 2020. This grant is subject to a five-year cliff vesting requirement and will be credited with dividend equivalents which are not paid out until receipt of shares, which occurs six months following separation of service.

(4)   The grant date values are computed in accordance with FASB ASC Topic 718. PCSUs are valued by multiplying the grant date fair value of the awards by the target number of shares based on the probable outcome of the performance conditions determined as of the grant date. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded.

(5)   Mr. Tiede did not receive a grant of PCSUs or RSUs in 2020 due to his early retirement effective February 29, 2020. The amount reflected in column (i) for Mr. Tiede is the portion of his DC SERP benefit invested in deferred restricted stock units.

SONOCO 2021 PROXY STATEMENT          43

Executive Compensation

Outstanding Equity Awards at 2020 Fiscal Year-end

								Stock Awards
			Option or SSAR Awards							Equity Incentive	Equity Incentive Plan Awards:
Name (a)	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (1) (g)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($) (h)	Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (3) (i)	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (2) ($) (j)
R. H. Coker	02-12-2020									51,450	$3,053,745
	02-12-2020	(4)						36,086	$2,138,101
	02-12-2020							12,319	729,901
	02-13-2019		9,939	20,182	-0-	$60.77	02-13-2029
	02-13-2019									17,846	1,057,376
	02-13-2019							2,910	172,418
	02-14-2018		18,515	9,539	-0-	50.83	03-15-2028
	02-14-2018							1,308	77,499
	02-08-2017		22,110		-0-	54.46	03-10-2027
	02-11-2015		17,256		-0-	46.16	03-13-2025
J.C. Albrecht	02-12-2020									33,500	1,984,875
	02-12-2020							8,007	474,415
	03-01-2019	(5)						2,645	156,740
	02-13-2019		7,952	16,145	-0-	60.77	02-13-2029
	02-13-2019									14,276	845,853
	02-13-2019							2,327	137,875
	02-14-2018		10,076	5,192	-0-	50.83	03-15-2028
	02-14-2018							712	42,186
	03-20-2017	(5)						1,044	61,869
R. D. Fuller	02-12-2020									38,654	2,290,250
	02-12-2020							9,239	547,411
	02-13-2019		9,939	20,182	-0-	60.77	02-13-2029
	02-13-2019									17,846	1,057,376
	02-13-2019							2,910	172,418
	02-14-2018		18,515	9,539	-0-	50.83	03-15-2028
	02-14-2018							1,308	77,499
	02-08-2017		22,110		-0-	54.46	03-10-2027
J.M Florence, Jr.	02-12-2020									15,850	939,113
	02-12-2020							3,788	224,439
	02-13-2019		3,976	8,073	-0-	60.77	02-13-2029
	02-13-2019									7,138	422,927
	02-13-2019							1,164	68,967
	11-01-2018	(6)						2,082	123,376
	02-14-2018			3,245	-0-	50.83	03-15-2028
	02-14-2018							445	26,366
	02-08-2017		6,859			54.46	03-10-2027
J. A. Harrell, III	02-12-2020									9,644	572,592
	02-12-2020							2,310	136,868
	02-13-2019		2,485	5,046	-0-	60.77	02-13-2029
	02-13-2019									4,462	264,374
	02-13-2019							728	43,134
	02-14-2018		6,297	3,245	-0-	50.83	03-15-2028
	02-14-2018							445	26,366
	02-08-2017		7,885		-0-	54.46	03-10-2027
	02-10-2016		112		-0-	40.41	03-12-2026
R. C. Tiede (7)	02-13-2019		32,602	32,602	-0-	60.77	02-28-2025
	02-13-2019							4,699	278,416
	02-14-2018			30,432	-0-	50.83	02-28-2025
	02-14-2018							4,171	247,132

44          SONOCO 2021 PROXY STATEMENT

Executive Compensation

(1)    Represents SSARs and RSUs

SSARs become exercisable in accordance with the vesting schedule below:

SSARs Vesting Grant Date	Vesting
02-13-2019	1/3 per year in years 1, 2 and 3
02-14-2018	1/3 per year in years 1, 2 and 3

RSUs vest in accordance with the schedule below:

RSUs Vesting Grant Date	Vesting
02-12-2020	1/3 per year in years 1, 2 and 3
02-13-2019	1/3 per year in years 1, 2 and 3
02-14-2018	1/3 per year in years 1, 2 and 3

(2)   Values of RSUs shown in column (h) and PCSUs shown in column (j) are based on the December 31, 2020, closing price of $59.25.

(3)   PCSUs granted February 12, 2020 are represented as the number of maximum PCSUs that will vest on December 31, 2022, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of those target PCSUs and must meet threshold performance to achieve payout.

PCSUs granted February 13, 2019 are represented as the number of maximum PCSUs that will vest on December 31, 2021, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of those target PCSUs and must meet threshold performance to achieve payout. Pursuant to Mr. Tiede’s early retirement and consulting agreement, he will not receive a payout of the 2019 PCSU award.

(4)   Represents RSUs awarded to Mr. Coker upon his election as Chief Executive Officer in February 2020. The shares will vest at the end of the five-year time-based restriction if Mr. Coker is still employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The award provides that, if Mr. Coker leaves the Company for any reason other than death or disability before the shares vest, the unvested shares will be forfeited. The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis, and a lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control. The RSUs do not have voting rights.

(5)   Represents RSUs awarded to Ms. Albrecht upon her hire date in March 2017 and upon her election as Vice President and Chief Financial Officer in March 2019. The shares will vest on the third, fourth and fifth anniversaries of each grant provided Ms. Albrecht remains employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control. The RSUs do not have voting rights. If Ms. Albrecht leaves the Company for any reason other than death, disability or change in control before the shares vest, the unvested shares are forfeited.

(6)   Represents RSUs awarded to Mr. Florence upon his election as an executive officer in November 2018. The RSUs will vest on the third, fourth and fifth anniversaries of the grant date provided Mr. Florence remains employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control. The RSUs do not have voting rights. If Mr. Florence leaves the Company for any reason other than death, disability or change in control before the shares vest, the unvested shares are forfeited.

(7)   The SSAR expiration dates for Mr. Tiede reflect the retirement provisions of the award agreement, which states that vested SSARs may be exercised for the shorter of the remaining term of the SSAR or five years after separation from service. Pursuant to Mr. Tiede’s early retirement and consulting agreement, Mr. Tiede was given credit for his service as a consultant through February 28, 2021 for purposes of vesting the third tranche of his 2018 SSAR and RSU awards and the second tranche of his 2019 SSAR and RSU awards in February 2021, and he forfeited his 2019 PCSUs, the third tranche of his 2019 RSUs and 2019 SSARs, and 60% of his one-time special RSU grant. The remaining 40% of his one-time special RSU grant vested upon his retirement and was paid out prior to December 31, 2020.

SONOCO 2021 PROXY STATEMENT          45

Executive Compensation

2020 Option Exercises and Stock Vested

The following table provides information about SSARs exercised by our NEOs in 2020 and about RSUs and PCSUs that vested in 2020.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting (6) ($) (e)
R.H. Coker			1,064	(2)	$61,638
			1,269	(3)	72,079
			1,432	(4)	82,498
			10,583	(5)	627,043
Total			14,348		843,257
J.C. Albrecht			690	(3)	39,249
			1,146	(4)	66,021
			5,759	(5)	341,221
			998	(7)	42,185
Total			8,594		488,676
R.D. Fuller			1,064	(2)	61,638
			1,269	(3)	72,079
			1,432	(4)	82,498
			10,583	(5)	627,043
Total			14,348		843,257
J.M. Florence, Jr.	6,297	62,025
			331	(2)	19,175
			432	(3)	24,538
			573	(4)	33,011
			3,601	(5)	213,359
			2,199	(8)	107,509
Total			7,136		397,591
J.A. Harrell, III			380	(2)	22,013
			432	(3)	24,538
			358	(4)	20,624
			3,601	(5)	213,359
Total			4,771		280,535
R.C. Tiede	100,132	916,357
			1,975	(2)	114,412
			4,047	(3)	229,870
			4,698	(4)	270,652
			33,761	(5)	2,000,339
			17,345	(9)	836,202
Total			61,826		3,451,475

(1)   The difference between the market price of the common stock at exercise and the exercise price of the SSARs.

(2)   Vesting of the third year of the 2017 RSU award on February 8, 2020 with a Closing Stock Price of $57.93.

(3)   Vesting of the second year of the 2018 RSU award on February 14, 2020 with a Closing Stock Price of $56.80.

(4)   Vesting of the first year of the 2019 RSU award on February 13, 2020 with a Closing Stock Price of $57.61.

(5)   PCSUs that vested for the 2018-2020 long-term incentive performance period that ended on December 31, 2020. Performance criteria for the 2018-2020 performance cycle vested at 133.4% of target PCSUs.

(6)   Based on the closing stock price on the date of vesting.

(7)   Represents the first vesting tranche of RSUs and related dividend equivalents that were awarded to Ms. Albrecht upon her hire date in March 2017. Receipt of shares occurs six months following separation from service. The RSUs vest in three equal increments on the third, fourth, and fifth anniversary of the grant. Unvested special grant RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination in the event of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will vest on a pro rata basis.

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Executive Compensation

(8)   Represents the second vesting tranche of RSUs and related dividend equivalents that were awarded to Mr. Florence upon his promotion to an officer in November 2016. Grants were made on the date of election, the first anniversary and the second anniversary and vest on the third anniversary of each grant. Receipt of shares occurs six months following separation from service. Unvested special grant RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination in the event of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will vest on a pro rata basis.

(9)   Represents RSUs awarded to Mr. Tiede upon his election as Chief Executive Officer in April 2018. The shares were subject to a five-year time-based vesting restriction, and the award agreement provided that if Mr. Tiede left the Company for any reason other than death or disability before the shares vested, the unvested shares would be forfeited. The grant agreement provided for vesting on a pro rata basis in the event of death or disability, or a change in control in control meeting the criteria of IRC Section 409A. Receipt of shares was to be deferred until six months following separation of service. The award agreement further provided for the shares to be credited with dividend equivalents, which would not be paid out until receipt of the shares. Pursuant to Mr. Tiede’s early retirement and consulting agreement, Mr. Tiede was given credit for his service as a consultant through February 28, 2021 for purposes of vesting the third tranche of his 2018 SSAR and RSU awards and the second tranche of his 2019 SSAR and RSU awards in February 2021, and he forfeited his 2019 PCSUs, the third tranche of his 2019 RSUs and 2019 SSARs, and 60% of his one-time special RSU grant. The remaining 40% of his one-time special RSU grant vested upon his retirement and was paid out prior to December 31, 2020.

2020 Pension Benefits

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (3) (#) (c)	Present Value of Accumulated Benefit (4) ($) (d)	Payments During Last Fiscal Year ($) (e)
R.H. Coker	Pension Plan	32.50	$1,744,558
	DB Restoration	32.50	4,085,488
Total			5,830,046	-0-

J.C. Albrecht (2)
Total			-0-	-0-

R.D. Fuller	Pension Plan	32.50	1,758,210
	DB Restoration	32.50	4,393,378
	DBSERP	33.58	1,045,752
Total			7,224,340	-0-

J.M. Florence, Jr. (2)
Total			-0-	-0-

J.A. Harrell, III	Pension Plan	15.00	1,758,238
	DB Restoration	15.00	3,167,881
Total			4,926,119	-0-

R.C. Tiede (2)
Total				-0-

(1)   All of these plans have been amended so that no additional benefits accrue after December 31, 2018. Future accruals towards retirement transitioned to defined contribution plans effective January 1, 2019 as described under “Sonoco Pension Plan” and “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” on page 48.

(2)   Ms. Albrecht and Messrs. Florence and Tiede do not participate in the Pension Plan or the DB Restoration benefit because they were hired after participation in these plans was frozen. Instead, they participate in the broad-based defined contribution plan, Sonoco Retirement and Savings Plan, for employees hired on or after January 1, 2004. In addition, they participate in the DC Restoration and the DCSERP. These plans are described on page 52.

(3)   Years of credited service under the Pension Plan and the DB Restoration began on January 1 or July 1 coincident with or following one year of service. Years of credited service under the DBSERP began on the date of hire. We do not provide extra years of credited service under the plans.

(4)   We calculate the present values shown in the table using: (i) the same effective discount rates we use for applicable financial reporting purposes and (ii) each plan’s earliest unreduced retirement age (age 65 for the Pension Plan and the DB Restoration and DBSERP benefits as discussed below). Calculations are based on the effective discount rates of 2.31% for the Pension Plan and 2.28% for the DB Restoration and DBSERP and the Pre-2012 White Collar version of the healthy annuitant mortality table projected with Scale MP-2020 on a generational basis (post-retirement only) as of December 31, 2020. The interest assumption for the DBSERP three-year installments is based on the November 2020 IRS three-segment yield curve as of December 31, 2020.

SONOCO 2021 PROXY STATEMENT          47

Executive Compensation

Sonoco Pension Plan

The Sonoco Pension Plan (“Pension Plan”) is a defined benefit retirement plan and covers the majority of employees in the United States and certain U.S. expatriate employees hired prior to 2004. Messrs. Coker, Fuller, and Harrell are the only NEOs who participate in the Pension Plan. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in the pay-based formula. The Pension Plan was further amended in 2009 to freeze benefit accruals for all participants effective December 31, 2018. Future benefit accruals transitioned to the Sonoco Retirement and Savings Plan, effective January 1, 2019. The Pension Plan provides participants with a life annuity annual benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A. $42 multiplied by years of benefit service (up to 30); plus

B. 1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); minus

C. 1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D. 0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC ($275,000 in 2020).

Benefit service began at the date of commencement of participation, which was the January 1 or July 1 coincident with or following one year of service.

Participants became fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55 with subsidized early retirement reductions of 3.6% per year from age 65. Messrs. Coker, Fuller, and Harrell are fully vested in the Pension Plan.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a pre-retirement survivor annuity. The pre-retirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Pension Plan offers several optional forms of payment including joint and survivor annuities, period-certain annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

In July 2019, the Company’s Board of Directors approved a resolution to terminate the Sonoco Pension Plan for Inactive Participants (the “Inactive Plan”), a tax-qualified defined benefit plan, effective September 30, 2019. Following completion of a limited lump sum offering, the Company is expected to settle all remaining liabilities under the Inactive Plan in mid-2021 through the purchase of annuities. This action was taken following de-risking measures taken by the Company earlier in 2019 including making voluntary contributions to its U.S. defined benefit plans totaling $200 million and reallocating plan assets to a more conservative mix of primarily fixed income investments. The Company anticipates making additional contributions to the Inactive Plan of approximately $150,000 in mid-2021 in order to be fully funded on a termination basis at the time of the annuity purchase. However, the actual amount of the Company’s long-term liability when it is transferred, and the related cash contribution requirement, will depend upon the nature and timing of participant settlements, as well as prevailing market conditions.

The termination of the Inactive Plan will apply to participants who have separated service from the Company and to nonunion active employees who ceased accruing pension benefits on or before December 31, 2018. As participants in the Inactive Plan, Messrs. Coker, Fuller, and Harrell will be included in the termination of the Inactive Plan. The pension plan termination applies only to the qualified pension plan. While the DB Restoration and DBSERP have been frozen, they will not be part of the pension plan termination. There is no change in the benefit earned by the approximately 11,000 impacted participants as a result of these actions, and the Company will continue to manage the Sonoco Pension Plan (the “Active Plan”), comprised of approximately 600 active participants who continue to earn benefits in accordance with a flat-dollar multiplier formula.

Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan

The Omnibus Benefit Restoration Plan, which is a non-qualified deferred compensation plan, provides a defined benefit restoration benefit and a defined benefit supplemental executive retirement benefit.

DB Restoration

The defined benefit restoration benefit (“DB Restoration”) is provided to Sonoco employees hired before 2004 (including Messrs. Coker, Fuller, and Harrell) to compensate for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC. Messrs. Coker, Fuller, and Harrell are vested in the DB Restoration benefit. Generally, the terms and conditions of the DB Restoration benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Pension Plan, which are discussed above under the caption “Sonoco Pension Plan.”

DB SERP

The DB Restoration benefit was amended in 2009 to freeze benefit accruals effective December 31, 2018. Future benefit accruals transitioned to the Defined Benefit Supplemental Executive Retirement Plan (“DBSERP”). The DB SERP was

48          SONOCO 2021 PROXY STATEMENT

Executive Compensation

provided only to designated officers elected before January 1, 2008. However, the DBSERP was frozen to new accruals effective December 31, 2018, similar to the actions taken by the Company to freeze the Pension Plan and DB Restoration benefit. As the only current NEO who participated in the DBSERP, Mr. Fuller’s DBSERP is frozen and he began participating in the DCSERP effective January 1, 2019. The DCSERP is discussed under “– Nonqualified Deferred Compensation Plans – DCSERP” beginning on page 52. With 15 years of service and retirement at age 65, the DBSERP provides an annual payment equal to 60% replacement of final average earnings offset by the Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. Officers elected before January 1, 2006, became fully vested in their DBSERP benefit upon the completion of five years vesting service in the DBSERP. Officers elected after January 1, 2006, became fully vested in their DBSERP benefit upon completion of five years vesting service in the DBSERP and attainment of age 55.

The “Summary Compensation Table” and the “Pension Benefits Table” report the change in pension value in 2020 and the present value of each participating NEO’s accumulated benefit. The increase in pension value is not a current cash payment. The change in pension value from year to year as reported in these tables will vary based on changes in underlying mortality and interest rate assumptions only, as no additional pension benefits accrued after December 31, 2018, and may not represent the value a named executive officer will actually accrue or receive under the Pension Plan, the DB Restoration and DBSERP.

The annual DBSERP benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. Benefit service under the DBSERP began at the date of hire. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62).

Final average cash earnings for the DBSERP benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement up through 2018. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

The DBSERP benefit is calculated as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

Mr. Fuller is vested and eligible to retire under the DBSERP, and has elected to receive the actuarially equivalent value of the DBSERP benefit in three equal installments after retirement in lieu of the monthly 75% joint and survivor annuity or the 10-year certain and life annuity. In the event of termination of employment at December 31, 2020, for reasons other than death, Mr. Fuller would have received the DBSERP benefit in three equal installment payments of $779,113. In the event of his death, his spouse would receive three equal installment payments of $988,318.

In the event of disability, the disability benefit payable is equal to the early retirement DBSERP benefit, the combined family Social Security benefits, the DB Restoration benefit and Pension Plan benefit. If the early retirement DBSERP benefit (prior to the conversion to the actuarially equivalent value of the DBSERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of current base salary, the difference will be payable from the Long-Term Disability Plan. When the benefit from the Long-Term Disability Plan ends, any unpaid DBSERP installments, and DB Restoration and the Pension Plan benefits would continue.

SONOCO 2021 PROXY STATEMENT          49

Executive Compensation

2020 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in 2020 (1)(2) ($) (b)	Registrant Contributions in 2020 (2) ($) (c)	Aggregate Earnings in 2020 (2)(3) ($) (d)	Aggregate Withdrawals/ Distributions in 2020 (4) ($) (e)	Aggregate Balance at End of 2020 (2)(5)(6) ($) (f)
R.H. Coker
DC Restoration	-0-	$71,876	$46,089	-0-	$370,034
NQDC -Deferred PCSUs/RSUs	$2,000,042	-0-	145,086	-0-	2,989,198
DCSERP (Deferred Cash)	-0-	114,822	13,424	-0-	834,468
DCSERP (Deferred Stock)	-0-	20,302	18,069	-0-	345,019
J.C. Albrecht
DC Restoration	-0-	57,203	12,658	-0-	133,670
NQDC -Deferred PCSUs/RSUs	-0-	-0-	(5,164)	-0-	340,765
DCSERP (Deferred Cash)	-0-	81,408	913	-0-	130,373
DCSERP (Deferred Stock)	-0-	16,017	17,242	-0-	17,242
R.D. Fuller
DC Restoration	-0-	64,315	36,318	-0-	581,483
NQDC - Deferred PCSUs/RSUs	-0-	-0-	0	-0-	-0-
DCSERP (Deferred Cash)	-0-	87,425	1,122	-0-	147,436
DCSERP (Deferred Stock)	-0-	20,302	21,123	-0-	21,123
J.M. Florence, Jr.
DC Restoration	-0-	27,461	13,104	-0-	102,924
NQDC - Deferred PCSUs/RSUs	-0-	-0-	(7,755)	-0-	385,303
DCSERP (Deferred Cash)	-0-	48,899	2,262	-0-	170,171
DCSERP (Deferred Stock)	-0-	13,292	14,038	-0-	43,170
J.A. Harrell, III
DC Restoration	-0-	42,744	35,592	-0-	275,205
Deferred PCSUs/RSUs	-0-	-0-	(7,195)	-0-	763,620
DCSERP (Deferred Cash)	-0-	56,882	9,947	-0-	590,137
DCSERP (Deferred Stock)	-0-	15,986	253,312	-0-	253,312
R.C. Tiede
Officer Deferred Compensation Plan	66,912	-0-	(156,377)	$1,865,548	401,484
DC Restoration	-0-	59,325	127,683	487,972	1,075,350
NQDC - Deferred PCSUs/RSUs	-0-	-0-	(200,630)	2,567,142	-0-
DCSERP (Deferred Cash)	-0-	21,732	16,400	327,800	681,459
DCSERP (Deferred Stock)	-0-	42,259	23,756	130,878	298,041

(1)   Includes aggregate of deferred cash and equity compensation in 2020. The value of the equity deferral is based on the number of deferred share units multiplied by the closing price of Sonoco stock on the date of deferral. Mr. Coker’s one-time RSU grant is reflected above in the amount of $2,00,042 and is subject to a five-year cliff vesting requirement. This grant is credited with Dividend Equivalents which are not paid out until receipt of shares, which occurs six months following separation of service.

50          SONOCO 2021 PROXY STATEMENT

Executive Compensation

(2)   The following table shows contributions, earnings and aggregate balance at the end of 2020 that are reported in the “Summary Compensation Table” on page 41 or were reported in the Summary Compensation Table in previous years.

Name	Amounts in column (b) above reported in the 2020 Summary Compensation Table	Amounts in column (c) above reported in the 2020 Summary Compensation Table	Amounts in column (d) above reported in the 2020 Summary Compensation Table	Amounts in column (f) above previously reported as compensation in the Summary Compensation Table for previous years	Amounts in column (f) above payable in Company stock rather than cash
R.H. Coker	$2,000,042	$187,796	-0-	$2,726,950	$3,334,217
J.C. Albrecht	-0-	143,808	-0-	-0-	358,006
R.D. Fuller	-0-	159,837	-0-	-0-	21,123
J.M. Florence, Jr.	-0-	83,564	-0-	-0-	428,472
J.A. Harrell, III	-0-	108,530	-0-	-0-	1,016,931
R.C. Tiede	66,912	123,315	-0-	7,374,066	699,525

(3)   Amounts reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts. Any deferred compensation in stock equivalent accounts is based on the December 31, 2020 closing price of $59.25. Values also reflect any required Social Security taxes on shares that vested in 2020. Additional detail is provided later in this section under “Nonqualified Deferred Compensation Plans” on page 52.

(4)   The amounts in column (e) represent the amounts paid in connection with Mr. Tiede’s early retirement in 2020. Settlement was in accordance with Mr. Tiede’s early retirement and consulting agreement. The total net amount of the distribution after payment of taxes was $2,601,043, based on the August 31, 2020 share price of $53.03, September 10, 2020 share price of $53.14 and a December 15, 2020 Share price of $60.15 (the dates of distributions), and was made in the form of Company stock. Additionally, Mr. Tiede had a distribution of his DC SERP and deferred fixed interest accounts. The net amount of the cash distribution after payment of taxes was $206,648. The form and timing of Mr. Tiede’s distributions were made in accordance with the specific terms and conditions of the deferred compensation plans and applicable provisions of the Internal Revenue Code and his early retirement and consulting agreement. The aggregate earnings on Mr. Tiede’s special RSU grant reflect only the 40% portion of the grant that vested.

(5)   For all of the NEOs, the portion of the vested amounts shown in column (f) above that relates to the DC Restoration benefit and the DCSERP is payable in three installments following the participant’s separation from service. The initial installment is paid six months following separation from service and the second and third installments are paid in January of the following years. The remaining amounts in column (f) are payable according to each NEO’s elected payment schedule, which can range from one to five annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2020.

(6)   For Mr. Tiede, the amounts in column (f) became payable upon his retirement on February 29, 2020 according to the payment schedules set forth in footnote 5 above.

SONOCO 2021 PROXY STATEMENT          51

Executive Compensation

Nonqualified Deferred Compensation Plans

Deferred Compensation Plan for Corporate Officers

Each participant in the 1991 Deferred Compensation Plan for Corporate Officers (“NQDC”) is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of cash compensation (salary and/or annual incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Intercontinental Exchange ten-year high quality bond index listed on the preceding December 15. For 2020, the interest rate was 3.633%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from the NQDC are made annually after separation from service. For amounts deferred prior to January 1, 2006, participants could select payment schedules for periods of one to 15 years. For deferrals after January 1, 2006, the payment period was changed to one, three or five years. Under IRC Section 409A, payments of amounts that were deferred after December 31, 2004, are subject to a minimum six month delay after separation from service with the Company. Mr. Tiede elected to participate in this plan in 2020. The amount of his deferral is shown in footnote 2 above for column (b) in the table. Payment of this deferral was delayed for at least six months after his retirement on February 29, 2020.

Executive officers who participate in the PCSU and RSU portions of the Company’s long-term incentive plan as described on page 33 of the “Compensation Discussion and Analysis” may make an irrevocable election under the NQDC to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections made during or after 2003 must be for at least six months after separation from service with the Company. At the time of deferral, officers must elect a payment schedule of one, two or three annual installments. PCSUs and RSUs accrue dividend equivalents only after vesting.

DC Restoration Benefit

In addition to an executive officer’s ability to elect deferral of salary, incentive and equity awards under the NQDC, there is a nonqualified component of the Sonoco Retirement and Savings Plan, a tax-qualified defined contribution plan, that is considered deferred compensation (“DC Restoration benefit”). The purpose of the DC Restoration benefit is to compensate benefits lost to all participants in the Sonoco Retirement and Savings Plan because of pay and benefit limitations set by the IRC. There are two types of Company contribution under the Sonoco Retirement and Savings Plan: 1) Company match and 2) an annual Sonoco retirement contribution. The table on page 38 describes the type of Company contribution that applies to each NEO.

Generally, the terms and conditions of the DC Restoration benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Sonoco Retirement and Savings Plan as described below:

•      Company Match – All NEOs are eligible to participate in the plan and receive a Company match contribution on compensation that would otherwise be limited by the IRC. All NEOs are fully vested in their Company match.

•      Sonoco Retirement Contribution (SRC) – With the freezing of the defined benefit Pension Plan effective December 31, 2018, all NEOs in 2020 are eligible for the SRC. The annual SRC is equal to 4% of the employee’s cash earnings paid in the prior calendar year, plus an additional 4% of the employee’s cash earnings in excess of the Social Security wage base ($137,700 in 2020). The DC Restoration benefit allows for the benefit formula to be applied to compensation that is limited by the IRC ($285,000 in 2020) under the qualified plan. One hundred percent of the annual SRC is invested at the employee’s discretion in any of several available indexed funds. Participants become fully vested in their tax-qualified and nonqualified annual SRC at the earlier of three years of service or reaching age 55. Messrs. Coker, Tiede, Florence, Harrell and Ms. Albrecht are fully vested in the SRC of the Sonoco Retirement and Savings Plan and the DC Restoration benefit.

At separation from service or retirement, the participant may elect to receive benefits from the qualified Sonoco Retirement and Savings Plan under several different forms of payment. The DC Restoration benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of the following years. The DC Restoration benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of the following years. Upon his retirement on February 29, 2020, Mr. Tiede became eligible for payment of benefits under the SRC and for payment of benefits under the DC Restoration benefit pursuant to the terms of the plan set forth above.

DCSERP

The DCSERP, also a form of deferred compensation, is available to NEOs as described on page 37. With the freezing of the DBSERP effective December 31, 2018, all NEOs participated in the DCSERP in 2020. The annual DCSERP contribution is equal to 10% of the prior year’s salary and earned incentive. Seventy-five percent of the annual DCSERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. For 2020, the interest rate was 1.884%. The remaining twenty-five percent is issued in Sonoco deferred restricted stock units. The DCSERP benefit vests at age 55 with at least five years of service as an executive officer. Messrs. Coker, Fuller, Harrell and Tiede are fully vested in the DCSERP. Ms. Albrecht and Mr. Florence were not vested in the DCSERP benefit as of December 31, 2020. The deferred restricted stock units do not have voting rights. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares.

52          SONOCO 2021 PROXY STATEMENT

Executive Compensation

The vested DCSERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years. The vested DCSERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of the following years. Upon his retirement on February 29, 2020, Mr. Tiede became eligible for payment of benefits under the DCSERP in accordance with the foregoing payment terms.

For information about nonqualified deferred compensation related to defined benefit retirement benefits refer to the section on page 48 “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” and the “2020 Pension Benefits” table, footnote (1) on page 48.

Treatment of Nonqualified Deferred Compensation Upon Certain Terminations or Change in Control

The amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2020, are set forth in column (f) of the “2020 Nonqualified Deferred Compensation” table on page 50. The DC SERP amounts in this table are forfeited upon separation from service unless vested. All NEOs, except Ms. Albrecht and Mr. Florence, have met the vesting requirements of the DCSERP and those amounts would be paid in the event of a termination, including death, disability or retirement. Upon a change in control, there is no accelerated vesting of the DCSERP. The method for determining benefits payable and payment arrangements for nonqualified deferred compensation are described in the narrative following the “2020 Nonqualified Deferred Compensation” table on page 50.

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Executive Compensation

Potential Benefits Payable Immediately
Upon Certain Separation Events

The following table and footnotes describe the potential payments to the NEOs if certain separation events had occurred as of December 31, 2020, including a change in control of the Company. Values of SSARs, PCSUs and RSUs are based on the December 31, 2020 closing price of Sonoco stock of $59.25.

The table does not include:

•      Compensation or benefits previously earned by the NEOs or equity awards that are fully vested

•      The value of pension benefits that are disclosed in the 2020 Pension Benefits table beginning on page 47

•      The amounts payable under deferred compensation plans that are disclosed in the 2020 Nonqualified Deferred Compensation Plan table on page 50

•      The value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees

Name	Termination (a)	Disability (b)	Retirement (c)	Change in Control (d)	Death (e)
R.H. Coker
Unvested SSARs (1)	-0-	$80,318	-0-	$80,318	$80,318
Unvested PCSUs (2)	-0-	861,416	$861,416	861,416	861,416
Unvested RSUs (3)	-0-	1,371,803	-0-	1,371,803	1,371,803
Executive Life Insurance Plan Lump Sum (4)					2,000,000
J.C. Albrecht
Unvested SSARs (1)	-0-	43,717	-0-	43,717	43,717
Unvested PCSUs (2)	-0-	612,764	612,764	612,764	612,764
Unvested RSUs (3)	-0-	817,482	-0-	817,482	817,482
Executive Life Insurance Plan Lump Sum (4)					1,750,000
R.D. Fuller
Unvested SSARs (1)	-0-	80,318	-0-	80,318	80,318
Unvested PCSUs (2)	-0-	734,167	734,167	734,167	734,167
Unvested RSUs (3)	-0-	797,327	-0-	797,327	797,327
Executive Life Insurance Plan Lump Sum (4)					2,000,000
J.M. Florence, Jr.
Unvested SSARs (1)	-0-	27,232	-0-	27,323	27,232
Unvested PCSUs (2)	-0-	297,494	297,494	297,494	297,494
Unvested RSUs (3)	-0-	408,802	-0-	408,802	408,802
Executive Life Insurance Plan Lump Sum (4)					750,000
J.A. Harrell, III
Unvested SSARs (1)	-0-	27,323	-0-	27,323	27,323
Unvested PCSUs (2)	-0-	183,557	183,557	183,557	183,557
Unvested RSUs (3)	-0-	206,368	-0-	206,368	206,368
Executive Life Insurance Plan Lump Sum (4)					1,250,000
R.C. Tiede (5)
Unvested SSARs	-0-	-0-	362,376	-0-	-0-
Unvested PCSUs	-0-	-0-	-0-	-0-	-0-
Unvested RSUs	-0-	-0-	547,456	-0-	-0-
Executive Life Insurance Plan Lump Sum					2,500,000

54          SONOCO 2021 PROXY STATEMENT

Executive Compensation

(1)   Unvested SSARs would immediately vest upon termination only in the case of death, disability or involuntary (good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder.

(2)   Upon consummation of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, all unvested PCSUs would vest at target on a pro rata basis. If the participant separates from service as a result of death, disability or retirement during the performance period, the participant will be entitled to a settlement of PCSUs that may vest at the end of the three-year performance period on a pro rata basis equal to the time employed.

(3)   Unvested RSUs would immediately vest upon termination only in the case of death, disability or involuntary (good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder. For Mr. Coker, the portion of his unvested RSUs associated with awards granted upon becoming the Chief Executive Officer, for Ms. Albrecht and Mr. Florence, the portion of their unvested RSUs associated with awards granted upon becoming an officer/executive officer, would vest on a pro rata basis in the event of a change in control, and would vest on a pro rata basis upon death or disability subject to approval of the Committee.

(4)   Premiums paid by the Company on behalf of officers for executive term life insurance policies, as described in “Compensation Discussion and Analysis,” will be continued until the later of the officers’ attainment of age 65 or the officers’ retirements from the Company. The present values of the remaining estimated future premiums projected to age 65 are $58,824 for Mr. Coker, $64,162 for Ms. Albrecht, $46,127 for Mr. Fuller, $31,872 for Mr. Florence, and $25,883 for Mr. Harrell.

(5)   In connection with his resignation as President and CEO on February 1, 2020 and retirement on February 29, 2020, the Company entered into an early retirement and consulting agreement with Mr. Tiede providing for certain compensation elements. Pursuant to the agreement, Mr. Tiede (a) vested in the third year of the 2018 RSU award and the second year of the 2019 RSU award in 2020, and will vest in the third year of the 2019 RSU award in 2021; (b) vested in 40% of the special one-time five-year vesting RSUs granted in connection with his promotion to President and CEO; (c) exercised the third year of the 2018 SSAR award and the second year of the 2019 SSAR award in 2020, and will exercise the third year of the 2019 SSAR award in 2021; and (d) forfeited his 2019 PCSU award. According to standard treatment of executive life insurance benefits in the event of an officer’s separation from service, the Company will continue to pay premiums for Mr. Tiede’s term life insurance policy until he reaches the age of 65. The values of the remaining future premiums for Mr. Tiede are $84,619. See “– 2020 Committee Actions in Connection with Appointment of New CEO and Resignation, and Retirement of Former CEO – Former CEO.”

Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Protection Act and regulations of the Securities and Exchange Commission, we are providing the following information about the relationship of the median of the annual total compensation of all our employees except our CEO, and the annual total compensation of our CEO. Using an analytical and statistical sampling we determined the median employee for our total global employee population of 20,334 as of December 31, 2020. The previous pay ratio date of October 1st was changed to December 31st in 2020 due a to a divestiture that took place as of December 1, 2020. To identify our median employee, we used “base pay” as a consistently applied compensation measure. To determine our estimated median base pay, we collected recorded base salary for salaried employees and estimated annual base pay for hourly employees by multiplying each employee’s hourly rate by their scheduled hourly work week.

Next, we used a valid statistical sampling approach to identify employees who we expected were paid within a +/- 5% range of that value. From this group we selected an employee who we felt was reasonably representative of our median employee. Because 2020 was a year in which we had two non-concurrent CEOs, we annualized Mr. Coker’s compensation, which resulted in his total compensation for purposes of the pay ratio calculation being $6,827,440. We estimate that, for 2020, the ratio of CEO pay to median employee pay is 121:1. The median employee’s Summary Compensation Table total compensation was $56,447. This total compensation figure includes $11,517 in employer-provided health and welfare benefits and $2,193 in retirement contributions for the median employee. An amount of $11,517 in employer-provided health and welfare benefits for the CEO was included in the ratio calculation, which is not included in the Summary Compensation Table.

SONOCO 2021 PROXY STATEMENT          55

Director Compensation

Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.

For 2020, non-employee directors received a quarterly cash retainer of $20,000. For the first quarter of 2020, the directors received a quarterly equity retainer of deferred stock equivalent units valued at $28,750. Based on national surveys of director compensation and an independent study of peer packaging companies, the Board of Directors approved a $32,500 quarterly equity retainer, effective April 1, 2020. The number of deferred stock equivalent units received is calculated by dividing the quarterly payments by the closing stock price on the first business day of each calendar quarter. The deferred stock equivalent units accrue dividend equivalents and must be held until six months following termination of Board service, and will be issued in shares of Sonoco common stock. Directors must elect to receive these deferred share distributions in one, three or five annual installments.

Board members also received a fee of $1,500 for each Board of Directors and each committee meeting attended. Committee chairs received a quarterly committee chair retainer. In 2020, the Governance Committee chair, Financial Policy Committee chair, and the Employee/Public Responsibility Committee chair each received a quarterly committee chair retainer of $3,750. For the first quarter of 2020 the Executive Compensation chair received a quarterly committee chair retainer of $3,750. Based on national surveys of director compensation and an independent study of peer packaging companies, the Board of Directors approved a $4,375 quarterly chair retainer for the Executive Compensation Committee chair, effective April 1, 2020. For the first quarter of 2020 the Audit Committee chair received a quarterly committee chair retainer of $5,000. Based on national surveys of director compensation and an independent study of peer packaging companies, the Board of Directors approved a $5,625 quarterly chair retainer for the Audit Committee chair, effective April 1, 2020. As a result of additional responsibilities in connection with the CEO transition and actions taken by the Company in response to the pandemic, for 2020, the Lead Director received a quarterly retainer of $12,500. This retainer has been reduced to the prior amount of $7,500 for 2021.

In addition to the cash retainer and equity award listed above, Mr. Haley received a $37,500 quarterly Chairman of the Board retainer.

Directors may elect to defer a portion of their cash retainer or other fees (except chair retainers) into deferred stock equivalent units or into an interest-bearing account. The interest-bearing account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high-quality bond index listed on the preceding December 15. For 2020, the interest rate was 3.633%. Deferrals into stock equivalent units are converted into phantom stock equivalents as if Sonoco shares were actually purchased. The deferred stock equivalent units accrue dividend equivalents, and are issued in shares of Sonoco common stock upon termination from the Board. Issuance of shares will commence six months following termination of Board service. Directors must elect to receive these deferred distributions in one, three or five annual installments.

56          SONOCO 2021 PROXY STATEMENT

Director Compensation

2020 Director Compensation Table

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2020.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
J.R. Haley	-0-	$371,250	$371,250
H.A. Cockrell	$104,000	126,250	230,250
P.L. DavIes	128,000	126,250	254,250
T.J. Drew	113,000	126,250	239,250
P. Guillemot	105,500	126,250	231,750
R.R. Hill, Jr.	-0-	239,250	239,250
E. Istavridis (3)	58,500	-0-	58,500
R.G. Kyle	119,000	126,250	245,250
B.J. McGarvie	137,000	126,250	263,250
J.M. Micali	187,000	126,250	313,250
S. Nagarajan	-0-	233,250	233,250
M.D. Oken	141,875	126,250	268,125
T.E. Whiddon	143,875	126,250	270,125
L.M. Yates	110,000	126,250	236,250

(1)   Mr. Haley elected to defer his Chairman of the Board fees of $150,000, cash retainer of $80,000, and his meeting fees of $15,000 into deferred stock equivalent units.

Mr. Hill elected to defer his cash retainer of $80,000 and his meeting fees of $33,000 into deferred stock equivalent units.

Mr. Micali elected to defer his cash retainer of $80,000, Lead Director retainer of $50,000 and his meeting fees of $42,000 into a market rate interest account as described above.

Mr. Nagarajan elected to defer his cash retainer $80,000 and meeting fees of $27,000 into deferred stock equivalent units.

(2)   Grant date fair value computed in accordance with FASB ASC Topic 718 of mandatorily deferred stock equivalent units.

(3)   Ms. Istavridis was elected to the Board of Directors on October 19, 2020. As a new member, her retainer and meeting fees for 2020 were paid in cash due to deferral election requirements under IRC Section 409A.

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Director Compensation

The table below shows the amount of 2019 compensation deferred for each director into Sonoco Stock Equivalent Units and the payout schedule elected.

Name	Fees Deferred Into Equivalent Stock Units (1) $	Payout Schedule Election in Years
J.R. Haley (2)	$371,250	5
H.A. Cockrell	126,250	1
P.L. DavIes	126,250	1
T.J. Drew	126,250	1
P. Guillemot	126,250	3
R.R. Hill, Jr. (3)	239,250	1
E. Istavridis (5)	-0-	N/A
R.G. Kyle	126,250	5
B.J. McGarvie	126,250	1
J.M. Micali	126,250	1
S. Nagarajan (4)	233,250	5
M.D. Oken	126,250	1
T.E. Whiddon	126,250	1
L.M. Yates	126,250	1

(1)   Mandatory deferrals of stock awards of $28,750 were made on January 2, 2020 and of $32,500 were made on April 1, 2020, July 1, 2020 and October 1, 2020.

(2)   Mr. Haley elected to defer his Chairman of the Board fees $150,000, cash retainer of $80,000, and his meeting fees of $15,000 into deferred stock equivalent units.

(3)   Mr. Hill elected to defer his cash retainer of $80,000 and his meeting fees of $33,000 into deferred stock equivalent units.

(4)   Mr. Nagarajan elected to defer his cash retainer of $80,000 and meeting fees of $27,000 into deferred stock equivalent units.

(5)   Ms. Istavridis was elected to the Board of Directors on October 19, 2020. As a new member, her retainer and meeting fees for 2020 were paid in cash due to deferral election requirements under IRC Section 409A.

58          SONOCO 2021 PROXY STATEMENT

Director Compensation

Non-employee Directors’ Outstanding Equity Awards or Fees Deferred

into Sonoco Stock Equivalent Units at 2020 Fiscal Year-end

	Fees Deferred Into Sonoco Stock Equivalent Units
Name	Shares (#)	Value (1) ($)
J.R. Haley	34,212	$2,027,079
H.A. Cockrell	17,983	1,065,475
P.L. DavIes	43,704	2,589,450
T.J. Drew	4,886	289,507
P. Guillemot	10,929	647,555
R.R. Hill, Jr.	4,589	271,922
E. Istavridis (2)	-0-	-0-
R.G. Kyle	11,936	707,196
B.J. McGarvie	14,967	886,795
J.M. Micali	62,463	3,700,939
S. Nagarajan	18,326	1,085,839
M.D. Oken	43,621	2,584,532
T.E. Whiddon	43,704	2,589,438
L.M. Yates	2,489	147,479

(1)   Based on the December 31, 2020 closing price of $59.25 per share.

(2)   Ms. Istavridis was elected to the Board of Directors on October 19, 2020. As a new member, her retainer and meeting fees for 2020 were paid in cash due to deferral election requirements under IRC Section 409A.

SONOCO 2021 PROXY STATEMENT          59

Audit Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is also responsible for engaging and evaluating the Company’s independent auditor and its lead engagement partner, including the qualifications and independence of both, and for preapproving all audit and non-audit related services and the estimated fees associated with the integrated audit.

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), our audited financial statements for the year ended December 31, 2020. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence. The Committee has also reviewed the services provided by PwC discussed below and has considered whether performance of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

T.E. Whiddon (Chair)

T.J. Drew

R.R. Hill, Jr.

E. Istavridis

R.G. Kyle

B.J. McGarvie

M.D. Oken

L.M. Yates

60          SONOCO 2021 PROXY STATEMENT

Independent Registered Public Accounting Firm

The Audit Committee’s responsibility is to appoint the independent registered public accounting firm, as well as monitor and oversee the firm’s qualifications, compensation, performance and independence. PwC served as our principal independent registered public accounting firm for 2020, and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2021, pending agreement over the terms of their engagement. The Audit Committee periodically considers whether there should be a rotation of the independent external audit firm in order to assure continuing independence. Further, in connection with the mandated rotation of the external audit firm’s lead engagement partner every five years, the Audit Committee and its chair are involved in the selection of a new lead engagement partner.

In connection with the responsibilities discussed above, the Audit Committee has reviewed with PwC the overall scope of and fees for its audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee has also monitored PwC’s audit progress, including the firm’s findings and required communications.

Fees Relating to Services Provided by PwC for 2020
and 2019

The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the annual consolidated financial statements and reports for the years ended December 31, 2020 and 2019 and for other services rendered during 2020 and 2019 on our behalf.

Fee Category ($ Thousands)	2020	% of Total	2019	% of Total
Audit Fees	$4,818	75.6%	$4,945	78.2%
Audit-related Fees	183	2.9	435	6.9
Tax Fees	1,376	21.6	944	14.9
All Other Fees	—	.0	—	.0
Total Fees	$6,377	100.0%	$6,324	100.0%

Audit Fees: Audit fees include fees for professional services for the integrated audits of our annual consolidated financial statements, the review of the interim condensed consolidated financial statements included in our 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include work performed in connection with registration statements such as the issuance of comfort letters, employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state, and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and tax planning.

All Other Fees: All other fees include fees for all services other than those reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Audit Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Audit Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Audit Committee at the first quarter Committee meeting. The Audit Committee subsequently reviews fees paid. The Committee also reviews and approves the estimated fees for the integrated audit. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Audit Committee. During this review, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence. During 2020, all audit and permitted non-audit services were pre-approved by the Audit Committee.

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Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the company. The Audit Committee has tentatively selected PricewaterhouseCoopers LLP (“PwC”), to serve as our principal independent registered public accounting firm to audit our financial statements for the year ending December 31, 2021, pending agreement over the terms of their engagement. Although the Board is not required to submit the Audit Committee’s selection of the independent registered public accounting firm for shareholder approval, the Board has elected to seek ratification by the shareholders of the Audit Committee’s selection of PwC as the Company’s independent registered public accounting firm for 2021. You will be asked to ratify this selection at the Annual Meeting, at which representatives from PwC are expected to attend and will have the opportunity to make a statement and respond to appropriate questions. PwC, or its predecessors, has audited our books and records since 1967.

Audit Committee Evaluation

In determining whether to reappoint PwC, the Audit Committee considers, among other things, the qualifications, performance, audit quality, results of regulatory reviews, fees and independence of the firm and the audit engagement team.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC, as our independent registered public accounting firm for the current year (assuming the Audit Committee and PwC, reach an agreement over the terms of their engagement).

Proposal 3: Advisory (Non-binding) Resolution to Approve Executive Compensation

The Company’s executive compensation programs are designed to attract, retain, and reward executives whose contributions support the Company’s long-term success by linking Company performance to executive compensation. These programs have been designed to encourage alignment of management’s actions with shareholder interests. Section 14A of the Securities Exchange Act of 1934 now requires that the shareholders be given the opportunity to vote on a separate advisory (non-binding) resolution to approve the compensation of our named executive officers, as we have described in the “Executive Compensation” section beginning on page 24. In response to the 2017 shareholder vote for an annual vote frequency, our practice of holding this vote annually will remain in effect at least until the next such shareholder advisory vote on frequency is held in 2023. Although the annual vote on the compensation of our named executive officers is an advisory (non-binding) vote, as it has in previous years, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. See “Executive Compensation – Compensation Discussion and Analysis – Sonoco’s Goals Regarding Executive Compensation – Say on Pay” on page 26.

The Board of Directors recommends that you vote FOR the following advisory (non-binding) shareholder resolution approving executive compensation.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

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Proposal 4: Board of Directors’ Proposal to Amend the Articles of Incorporation to Give Shareholders the Right to Request That the Company Call a Special Meeting of Shareholders

Currently, our Articles of Incorporation do not give shareholders the right to request that the Company call a special meeting of shareholders (“Request a Special Meeting”). We received a shareholder proposal for our 2020 Annual Meeting of Shareholders requesting that the Board of Directors take the steps necessary to amend the appropriate company governing documents to give shareholders of a combined 10% of the Company’s outstanding common stock the power to call a special meeting of shareholders (the “2020 Proposal”). The 2020 Proposal received the support of a majority of the shares cast at the 2020 Annual Meeting of Shareholders. After careful consideration of the voting results of the 2020 Proposal, as well as a comprehensive review of market practice with respect to a shareholder right to Request a Special Meeting, the Board of Directors has declared it advisable, and is submitting to shareholders for their approval, this Proposal 4 to amend Article 6 of the Articles of Incorporation to add Article 6(g) (the “Proposed Amendment”). The Proposed Amendment, if adopted, would require the Chairman to call a special meeting of shareholders when a valid request is received from shareholders of a combined 15% of the Company’s outstanding common stock.

Board of Directors’ Decision and Rationale

Our Board of Directors is committed to strong corporate governance and responsiveness to shareholders and believes in maintaining policies and practices that serve the best interests of all shareholders. The Board of Directors recognizes that the right of shareholders to Request a Special Meeting at an appropriate threshold may provide an effective balance between ensuring the Board of Directors’ accountability to shareholders and enabling the Board of Directors and management to operate in an effective manner. Shareholders’ ability to Request a Special Meeting also provides a complementary mechanism for shareholders to raise matters between annual meetings.

To ensure that the shareholders’ ability to Request a Special Meeting provides our shareholders with an equitable manner to raise matters for consideration by shareholders while also addressing concerns that the ability for shareholders to Request a Special Meeting could be subject to abuse absent adequate procedural safeguards, the Proposed Amendment includes the following safeguards:

Ownership provisions. Organizing and preparing for a special meeting involves a significant commitment of management time and attention that may disrupt focus on other corporate priorities, and imposes substantial legal, administrative and distribution costs on the Company. Although the 2020 Proposal referenced a 10% share ownership threshold, the Board of Directors believes that requiring a higher share ownership threshold for shareholders to Request a Special Meeting would strike a more appropriate balance between enhancing shareholder rights and mitigating the risk that a small minority of shareholders with narrow self-interests that may not be shared by the majority of the Company’s shareholders could waste corporate resources and disrupt our business. In particular, there are Company shareholders that own in excess of 10% of the Company’s common stock and the Board of Directors believes it would be prudent and in the best interests of the Company and its shareholders to establish a threshold that would require more than one shareholder to Request a Special Meeting. The Proposed Amendment therefore requires that, in order to Request a Special Meeting, shareholders must hold, at the time the special meeting request is delivered, net long beneficial ownership of at least 15% of our outstanding shares of common stock continuously for one year. The definition of net long beneficial ownership includes shares of our common stock that have the sole power to vote or direct the voting, the sole economic interest (including the sole right to profits and the sole risk of loss), and the sole power to dispose of or direct the disposition, and are subject to the exclusions described in Article 6(g)(ii) of the Proposed Amendment.

Information provisions. To ensure transparency, shareholders that Request a Special Meeting must provide the Company with the purpose of the requested special meeting, provide the same information and representations that would be required to propose that action or nominate a candidate at an annual meeting and contain the text of any resolutions to be considered by shareholders at the special meeting.

Continued ownership. To ensure that the shareholders that Request a Special Meeting maintain sufficient interest in the business of the Company and to prevent waste of corporate resources and disruptions for narrow self-interests of shareholders that no longer maintain an interest in the Company, the requesting shareholders must maintain net long beneficial ownership of at least 15% of our outstanding shares of common stock through any special meeting called as a result of a Request a Special Meeting.

Compliance. In order to maintain a transparent and equitable process, a special meeting request will be invalid and a special meeting of shareholders will not be called if requesting shareholders fail to comply with any portion of the provision of the Proposed Amendment.

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Additional provisions. To ensure that the special meeting request is in compliance with applicable laws and is not duplicative, the right for shareholders to Request a Special Meeting would not be available in a limited number of circumstances, including (i) if the special meeting request does not comply with the requirements of the Company’s governance documents; (ii) if a special or annual meeting of shareholders has been called or is called to be held within 90 days after the Company receives a valid special meeting request and the Board of Directors determines that the business at the annual or special meeting of shareholders includes the business in the shareholders’ special meeting request; (iii) if a special meeting request is received by the Company during the period commencing 90 days prior to the first anniversary of the date of the most recent annual meeting and ending on the date of the final adjournment of the next annual meeting; (iv) if an identical or substantially similar item was presented at a meeting of shareholders held within 90 days before the Company received the special meeting request (and the nomination, election or removal of directors is a similar item with respect to all items involving the nomination, election or removal of directors, changing the size of the board or filling vacancies); (v) if the special meeting request relates to an item of business that is not a proper subject for action by the shareholders of the Company under applicable law; or (vi) if the special meeting request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law. The business conducted at any special meeting requested by shareholders will be limited to the purpose stated in the request for the special meeting, but the Board of Directors may in its discretion submit additional matters for consideration.

If all of the conditions described above and in the Proposed Amendment are met, the Chairman of the Board of Directors would call a special meeting of shareholders.

Resolution

The Board of Directors submits for approval of the shareholders the following resolutions to effect the amendment to the Restated Articles of Incorporation of the Company set forth in Appendix 1:

RESOLVED, that the Restated Articles of Incorporation of Sonoco Products Company be amended to include a new subsection 6(g) to give shareholders the right to request that the Company call a special meeting of shareholders as set forth in Appendix 1 to this Proxy Statement; and, further,

RESOLVED, that the appropriate officers of the Company be, and they hereby are, authorized and directed to take all steps necessary or proper to effect such amendment to the Restated Articles of Incorporation.

The Proposed Amendment

The above description of the Proposed Amendment is a summary and is qualified by and subject to the full text of the Proposed Amendment, which is attached to this proxy statement as Appendix 1.

Board Recommendation

The Board of Directors recommends that you vote FOR the amendment of the Articles of Incorporation to include an Article 6(g) relating to shareholders’ right to Request a Special Meeting.

Vote Required

Proposal 4 will only be approved if at least 66 2/3% of the shares of our common stock entitled to vote in favor of the Proposal. Abstentions and broker non-votes will have the same effect as votes against the Proposal.

Effectiveness of Amendment

If the Proposed Amendment is approved by our shareholders at the Annual Meeting, it will become effective upon filing with the South Carolina Secretary of State the Articles of Amendment to our Articles of Incorporation. The Board will also adopt applicable corresponding By-law amendments. If our shareholders do not approve Proposal 4, then shareholders will not have the ability to request a special meeting.

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Proposal 5: Advisory (Non-binding) Shareholder Proposal Regarding a Majority Voting Standard for the Election of Directors

The Company has been advised that a shareholder intends to present the proposal set forth below at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent upon receipt of a request for such information to the Secretary.

In accordance with proxy regulations of the Securities and Exchange Commission, the shareholder proposal and the accompanying supporting statement are included exactly as submitted to the Company by the proponent of the proposal. The Company is not responsible for the content of this shareholder proposal or its supporting statement.

Proposal 5 – Directors to be Elected by Majority Vote

Resolved: Shareholders hereby request that our Board of Directors initiate the appropriate process as soon as possible to amend our Company’s articles of incorporation and /or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

In order to provide shareholders a meaningful role in director elections, our Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot.

This will establish a more meaningful vote standard for board nominees and could lead to improved performance by individual directors and the entire board. Under our Company’s current voting system, a director can be elected with as little as one vote from the same director standing for election. It is like an election in North Korea.

More than 77% of the companies in the S&P 500 have already adopted majority voting for uncontested elections. Our company has an opportunity to join the growing list of companies that have already adopted this standard.

Please vote yes:

Directors to be Elected by Majority Vote – Proposal 5

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

The Board of Directors has carefully considered this proposal and believes that the Company’s current method of electing directors continues to be in the best interests of the Company and our shareholders.

The Board of Directors does not believe that adoption of this proposal is likely to benefit our shareholders because the Board of Directors already has a Majority Withheld Director Resignation Policy in place that serves as a better method for accomplishing the same goal. While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines require that any nominee for director in an uncontested election who receives a greater number of “withheld” votes than “for” votes promptly tender his or her resignation following certification of the shareholder vote (the “Majority Withheld Director Resignation Policy”). Under this policy, the Corporate Governance and Nominating Committee, which is composed entirely of independent directors, considers the offer of resignation and recommends to the Board of Directors whether to accept or reject the resignation. The Board of Directors must act with respect to the resignation within 100 days following certification of the shareholder vote and must disclose its decision and rationale in a press release. These procedures ensure that no director who has failed to receive a majority vote will serve on the Board of Directors without a high degree of scrutiny.

Through the Majority Withheld Director Resignation Policy, the Board of Directors seeks to be accountable to all shareholders and to respect the right of shareholders to express their views through their vote for directors. However, the Board of Directors also believes that it is important to preserve sufficient flexibility to consider all relevant circumstances in the event of a greater than or equal to 50% “withheld” vote against a specific director, including the underlying reasons, the length of service and qualifications of the director, the director’s contributions to the Company, compliance with listing standards and the Company’s Corporate Governance Guidelines. The Board of Directors may also wish to assess whether the resignation of one or more directors would materially impair the effectiveness of its functioning.

Under South Carolina law, plurality, rather than majority, voting is the default standard for the election of directors. Unlike majority voting, plurality voting protects the Company from “failed elections”, which are elections in which a director is not elected by the requisite majority of votes, resulting in a vacancy on the board that could cause the Company to fail to satisfy certain New York Stock Exchange listing requirements or to be unable to attract a broad pool of director nominees to serve on the Board of Directors.

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In addition, the Board of Directors believes that this proposal should also be evaluated in light of our overall corporate governance practices, which reflect an ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to shareholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our shareholders and other stakeholders.

We have adopted corporate governance measures to assure board accountability and to provide our shareholders with a meaningful voice in the nomination and election of directors and the ability to communicate with directors and promote the consideration of shareholder views, including:

•      Annual elections for directors;

•      Ability to nominate director candidates for election in the Company’s proxy statement through a proxy access bylaw;

•      Ability to directly nominate director candidates and solicit proxies for election of those candidates in accordance with our Bylaws and federal securities laws;

•      Ability to amend our Bylaws by a majority vote;

•      The Board of Directors’ recommendation in the 2021 Company proxy statement that shareholders adopt amendments to our Restated Articles of Incorporation permitting 15% of shareholders to request a special meeting;

•      A Lead Director with defined and significant responsibilities;

•      Regular meetings of our independent directors without management present;

•      Simple majority vote standard, or a requirement for a majority of votes cast for and against applicable proposals;

•      Annual say-on-pay votes; and

•      Ability for shareholders to communicate directly with members of the Board of Directors (as described further under “Corporate Governance – Communications with the Board of Directors”).

For the foregoing reasons, the Board of Directors unanimously believes that the proposal is unnecessary and not in the best interests of the Company or our shareholders.

The Board of Directors recommends that shareholders vote “AGAINST” this proposal.

Incorporation By Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.	References to our website address throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are not intended to incorporate our website by reference into this Proxy Statement.

Shareholder Proposals for Next Annual Meeting

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2022, you must submit the proposal to the Secretary of the Company in writing by February 4, 2022. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2022, you must be sure the Secretary of the Company receives your written proposal by November 17, 2021. All shareholder proposals must comply with the requirements of our By-laws. The proxy agents, on proxies solicited on behalf of the Board of Directors, will use their discretionary authority to vote on any matter as to which notice was not received by the Secretary of the Company by February 4, 2022.	For a shareholder proposal to be considered and voted on at an annual meeting, the shareholder proponent of the proposal, or his properly qualified representative, must be present at the meeting to present the proposal.

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Delivery of Documents to Shareholders Sharing an Address

We deliver a single copy of the Annual Report and Proxy Statement to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, NY 10004 US, (866) 509-5584, Continental Stock Transfer and Trust Company will promptly deliver a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report and Proxy Statement for multiple shareholders at your address and	would prefer to receive separate copies in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report and Proxy Statement for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above, and ask them to send a single copy to your address.

Electronic Access to Annual Meeting Materials

Important notice regarding the availability of proxy materials for the shareholders meeting to be held on April 21, 2021

Sonoco’s 2020 Annual Report and 2021 Proxy Statement are available via the Internet at:

http://www.cstproxy.com/sonoco/2021

As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by

Continental Stock Transfer and Trust Company, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify Continental Stock Transfer and Trust Company in writing (to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, NY 10004 US) or by telephone (at 866-509-5584) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker, bank, or other nominee, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

Other Matters

As of the date of this Proxy Statement, management does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States), via the Internet, or mark, sign, date, and return your proxy card or voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

John M. Florence, Jr.
Secretary
March 8, 2021

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Appendix 1: Proposed Amendment to the Articles of Incorporation

6. (g) Special Meetings of Shareholders.

(i)     Special meetings of shareholders for any purpose or purposes may be called by or at the direction of the Board of Directors, or by the Chairman of the Board of Directors, or by the President. Special meetings shall be called by the Chairman of the Board of Directors at the request of: (a) holders of Preferred Stock as may be provided in provisions of these Articles of Incorporation at the time in effect with respect to the rights, preferences, privileges, limitations and conditions affecting the capital stock of the corporation; or (b) by the Chairman of the Corporation upon the delivery by certified mail, return receipt requested, to the Secretary at the Corporation’s principal executive offices of a written request signed by each shareholder of record of the Corporation (each, a “Requesting Shareholder” and, collectively, the “Requesting Shareholders”), who has held, at the time such request is delivered, Net Long Beneficial Ownership (as defined herein) of 15% or more of all of the votes entitled to be cast on any issue proposed to be considered at the requested special meeting (the “Requisite Percent”) for a period of one year prior to, and as of, the date of submission of the request. Any such shareholder request for a special meeting shall (A) describe the purpose for which the meeting is to be held, and (B) comply with the requirements of this Article 6(g) and other applicable requirements. Compliance by the Requesting Shareholder with the requirements of this section and any applicable related provisions of the By-Laws and other applicable requirements shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the shareholders.

(ii)     For the purposes of this Article 6(g), the term “Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a Requesting Shareholder’s ownership of shares of the corporation entitled to be cast on any issue, shall mean those shares of the corporation as to which the Requesting Shareholder possesses (A) the sole power to vote or direct the voting, (B) the sole economic interest (including the sole right to profits and the sole risk of loss), and (C) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (A), (B) and (C) shall not include any shares (x) sold by such Requesting Shareholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such Requesting Shareholder or any of its affiliates for any purposes or purchased by such Requesting Shareholder or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or other similar agreement or understanding entered into by such Requesting Shareholder or any of its affiliates, whether any such instrument, agreement or understanding is to be settled with shares of stock of the corporation or with cash based on the notional amount or value of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such Requesting Shareholder’s or any of its affiliates’ rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares, or (2) hedging, offsetting, or altering to any degree any gain or loss arising from the sole economic ownership of such shares by such Requesting Shareholder or any of its affiliates. A Requesting Shareholder has Net Long Beneficial Ownership of shares held in the name of a nominee or other intermediary so long as the Requesting Shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the sole economic interest in the shares.

(iii)     Any request or requests for a special meeting (a “Shareholder Requested Special Meeting”) pursuant to Article 6(g)(i) hereof (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) shall (A) set forth a statement of the specific purpose or purposes of the Shareholder Requested Special Meeting, the matters proposed to be acted on at such special meeting, the reasons for conducting such business at the Shareholder Requested Special Meeting and any material interest in such business of each Requesting Shareholder, (B) contain the information and representations required by the Corporation’s By-Laws as though such Requesting Shareholders are intending to nominate a candidate for director or propose other business to be brought before an annual meeting of shareholders, as applicable, (C) contain the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend the Corporation’s Restated Articles of Incorporation or By-Laws, the language of the proposed amendment, and (D) contain (w) an agreement by the Requesting Shareholders to notify the Corporation promptly in the event of any disposition following the date of the Special Meeting Request and (x) an acknowledgement that any such disposition prior to the date of the Special Meeting Request shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares and that such shares will no longer be included in determining whether the Requisite Percent has been satisfied (y) evidence of the fact and duration of each Requesting Shareholder’s Net Long Beneficial Ownership of such stock consistent with the methods of verification provided for by Rule 14a-8 (or any successor thereto as then in effect) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Securities and Exchange Commission guidance relating thereto, and (z) a certification from each Requesting Shareholder that the Requesting Shareholders in the aggregate satisfy the Net Long Beneficial Ownership requirement of this Article 6(g). In addition, each Requesting Shareholder and any duly authorized agent shall promptly provide any other information reasonably requested by the Corporation.

(iv)     Compliance by the Requesting Shareholders with the requirements of this Article 6(g) shall be determined in good faith by the Board of Directors in its sole and absolute

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discretion, which determination shall be conclusive and binding on the Corporation and the shareholders. In determining whether a Special Meeting Request has been properly requested by Requesting Shareholders holding in the aggregate at least the Requisite Percent, multiple requests for a Shareholder Requested Special Meeting will be considered together only if (i) each such request identifies substantially the same purpose or purposes of the Shareholder Requested Special Meeting and substantially the same matters proposed to be acted on at such meeting (in each case, as determined in good faith by the Board of Directors), (ii) each Requesting Shareholder complies with the requirements of this Article 6(g), and (iii) such requests have been delivered to the Secretary of the Corporation within sixty (60) days of the earliest dated request for a Shareholder Requested Special Meeting.

(v)     Any Requesting Shareholder may revoke a Special Meeting Request at any time prior to the date of the Shareholder Requested Special Meeting by written revocation delivered to the Secretary of the corporation at the principal executive offices of the corporation by registered mail. If, following such revocation pursuant to this paragraph, or deemed revocation pursuant to subparagraph (iii)(D)(x) immediately above, at any time before the date of the Shareholder Requested Special Meeting, the remaining requests are from Requesting Shareholders holding in the aggregate less than the Requisite Percent, the Board of Directors, in its sole and absolute discretion, may cancel the Shareholder Requested Special Meeting.

(vi)     Notwithstanding the foregoing, the Chairman of the Board of Directors shall not be required to call a Shareholder Requested Special Meeting if, in the good faith determination of the Board of Directors, (A) the request for such special meeting does not comply with this Article 6(g), (B) the Board of Directors, the Chairman of the Board of Directors or the President has called or calls an annual or special meeting of shareholders to be held not later than ninety (90) days after the date on which a valid request for a Shareholder Requested Special Meeting has been delivered to, and received by, the Secretary of the Corporation (the “Delivery Date”) and the Board of Directors determines in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and its shareholders, that the business of such annual or special meeting includes (among any other matters properly brought before the meeting) the business specified in the Requesting Shareholder’s(s’) request, (C) the Special Meeting Request is received by the Secretary of the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the final adjournment of the next annual meeting of shareholders, (D) the Special Meeting Request contains an identical or substantially similar item, as determined in good faith by the Board of Directors in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and its shareholders, (a “Similar

Item”) to an item that was presented at any meeting of shareholders held within ninety (90) days prior to the Delivery Date (and, for purposes of this clause (D) the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), (E) the Special Meeting Request relates to an item of business that is not a proper subject for action by the shareholders of the Corporation under applicable law, including, but not limited to, any precatory proposal and any shareholder proposal the Corporation would have the right to exclude pursuant to Rule 14a-8 (or any successor thereto as then in effect) under the 1934 Act, or (F) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A (or any successor thereto as then in effect) under the 1934 Act or other applicable law.

(vii)     Each Requesting Shareholder is required to update the Special Meeting Request delivered pursuant to this Article 6(g) not later than ten (10) days after such record date to provide any material changes any of the information required to be provided by such Requesting Shareholder under this Article 6(g) as of such record date and also as of a date not more than seven days nor less than three days before the scheduled date of the Shareholder Requested Special Meeting as to which the request for Shareholder Requested Special Meeting relates.

(viii)     The Requesting Shareholders (or at least one Requesting Shareholder where a group of shareholders has been formed for the purpose of making the request), or a shareholder representative who is qualified under state law to present the proposal, must appear in person at the Shareholder Requested Special Meeting to present the proposal for which the special meeting was requested. If no Requesting Shareholder or legal representative attends the Shareholder Requested Special Meeting to present the proposal, the presiding officer at the Shareholder Requested Special Meeting, in such officer’s discretion, may make a determination that the proposal has not been properly presented and will not be voted upon, notwithstanding that proxies in respect of such proposal may have been received by the Corporation.

(ix)     In the case of a Shareholder Requested Special Meeting, following delivery of a Special Meeting Request, the Board of Directors shall, by the later of (x) twenty (20) days after delivery of a valid Special Meeting Request and (y) five days after delivery of any information required by the Corporation to determine the validity of the Special Meeting Request or the purpose to which the Special Meeting Request relates, determine the validity of the Special Meeting Request, and, if appropriate, adopt a resolution fixing the record date for such Shareholder Requested Special Meeting. Any Shareholder Requested Special Meeting shall be held at such date, time and place, within or outside the State

SONOCO 2021 PROXY STATEMENT          69

of South Carolina, as may be fixed by the Board of Directors in accordance with the By-Laws of the Corporation and laws of the State of South Carolina; provided, however, in the event the Shareholder Requested Special Meeting relates to matters other than the election of one or more directors who are not then serving on the Board of Directors, the date of any such special meeting shall not be more than ninety (90) days after the Delivery Date, and in the event the Shareholder Requested Special Meeting relates to the election of one or more directors who are not then serving on the Board of Directors, the date of any such special meeting shall not be less than one hundred twenty (120) days after the Delivery Date. In fixing a date and time for any Shareholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for such special meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

(x)     Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose(s) stated in the Special Meeting Request(s); provided, however, that nothing herein shall prohibit the Corporation from submitting other matters to a vote of the shareholders at any Shareholder Requested Special Meeting. Except as otherwise provided by law, these Restated Articles of Incorporation or the By-Laws of the Corporation, the Chair of the Board at the Shareholder Requested Special Meeting shall have the power and authority to determine whether any business proposed to be brought before the Shareholder Requested Special Meeting was proposed in accordance with the foregoing procedures. If the presiding officer at the Shareholder Requested Special Meeting determines that business was not properly brought before the Shareholder Requested Special Meeting in accordance with the foregoing procedures, the presiding officer shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted. No business shall be conducted at a Shareholder Requested Special Meeting except in accordance with this Article 6(g) or as required by applicable law.

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SONOCO 2021 PROXY STATEMENT          71

SONOCO 2021 PROXY STATEMENT

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Sonoco Products Company

SONOCO®

As a shareholder of Sonoco Products Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 20, 2021

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend:
http://www.cstproxy.com/sonoco/2021

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY
The Board of Directors recommends a vote FOR ALL Director nominees and FOR proposals 2, 3 and 4 and AGAINST proposal 5.

Please mark your votes like this **X**

1. To elect fourteen members to the Board of Directors for a one-year term:

(01) R. H. Coker
(02) P. L. Davies
(03) T. J. Drew
(04) P. Guillemot
(05) J. R. Haley
(06) R. R. Hill, Jr.
(07) E. Istravidis
(08) R. G. Kyle
(09) B. J. McGarvie
(10) J. M. Micali
(11) S. Nagarajan
(12) M. D. Oken
(13) T. E. Whiddon
(14) L. M. Yates

FOR ALL ☐ FOR ALL EXCEPT ☐ WITHHOLD FOR ALL ☐

(Instruction: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the nominee's(s') name(s) on the line below)

____

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of PricewaterhouseCoopers, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2021.	☐	☐	☐
3. To approve the advisory (non-binding) resolution to approve Executive Compensation.	☐	☐	☐
4. Board of Directors' proposal to amend the Articles of Incorporation to give shareholders the right to request that the Company call a special meeting of shareholders.	☐	☐	☐
5. Advisory (non-binding) shareholder proposal regarding a majority voting standard for the election of directors.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE ☐

CONTROL NUMBER

Signature______________________**Signature, if held jointly**______________________ **Date**__________, **2021**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders

The 2021 Proxy Statement and the 2020 Annual Report to Shareholders are available at: http://www.cstproxy.com/sonoco/2021

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET - HARTSVILLE, SOUTH CAROLINA 29550 - USA

The undersigned hereby appoints Julie C. Albrecht, Vice President, Chief Financial Officer, or John M. Florence, Jr., Vice President, General Counsel, Human Resources and Secretary, as proxy agent, each with the power to appoint her or his substitute, and hereby authorizes her or him to represent and to vote all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 24, 2021 at the Annual Meeting of Shareholders to be held on April 21, 2021 or at any adjournment thereof, as instructed below and in her or his discretion upon all such other matters as may be properly presented for consideration at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE SELECTION OF PWC LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION AND AGAINST THE SHAREHOLDER PROPOSAL.

This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. **If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.**

Address Change/Comments **(Mark the corresponding box on the reverse side)**	

(Continued, and to be marked, dated and signed, on the other side)